AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 1 Technical Report Summary Lamego A Life of Mine Summary Report Effective date: 31 December 2021 As required by § 229.601(b)(96) of Regulation S-K as an exhibit to AngloGold Ashanti's Annual Report on Form 20-F pursuant to Subpart 229.1300 of Regulation S-K - Disclosure by Registrants Engaged in Mining Operations (§ 229.1300 through § 229.1305). AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 2 Date and Signatures Page This report is effective as at 31 December 2021. Where the registrant (AngloGold Ashanti Limited) has relied on more than one Qualified Person to prepare the information and documentation supporting its disclosure of Mineral Resource or Mineral Reserve, the section(s) prepared by each qualified person has been clearly delineated. AngloGold Ashanti has recognised that in preparing this report, the Qualified Person(s) may have, when necessary, relied on information and input from others, including AngloGold Ashanti. As such, the table below lists the technical specialists who provided the relevant information and input, as necessary, to the Qualified Person to include in this Technical Report Summary. All information provided by AngloGold Ashanti has been identified in Section 25: Reliance on information provided by the registrant in this report. The registrant confirms it has obtained the written consent of each Qualified Person to the use of the person's name, or any quotation from, or summarisation of, the Technical Report summary in the relevant registration statement or report, and to the filing of the Technical Report Summary as an exhibit to the registration statement or report. The written consent only pertains to the particular section(s) of the Technical Report Summary prepared by each Qualified Person. The written consent has been filed together with the Technical Report Summary exhibit and will be retained for as long as AngloGold Ashanti relies on the Qualified Person’s information and supporting documentation for its current estimates regarding Mineral Resource or Mineral Reserve. MINERAL RESOURCE QUALIFIED PERSON Henrique Portella Vigário Sections prepared: 1 - 11, 20 - 25 _____________________ MINERAL RESERVE QUALIFIED PERSON Rodolfo Reis Sections prepared: 1, 12-19, 21 - 25 _____________________ Responsibility Technical Specialist ESTIMATION Henrique Vigário EVALUATION QAQC Henrique Vigário EXPLORATION Joao Canela GEOLOGICAL MODEL Henrique Vigário GEOLOGY QAQC Basilio Neto GEOTECHNICAL ENGINEERING Leandro Costa HYDROGEOLOGY Kenia Guerra MINERAL RESOURCE CLASSIFICATION Henrique Vigário ENVIRONMENTAL AND PERMITTING Marcos Morais FINANCIAL MODEL Ricardo Santoro INFRASTRUCTURE Alexandre Oliveira LEGAL Marcos Morais METALLURGY Guilherme Peixoto MINE PLANNING Alexandre Oliveira MINERAL RESERVE CLASSIFICATION Alexandre Oliveira /s/ Henrique Portella Vigário /s/ Rodolfo Reis AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 3 Consent of Qualified Person I, Henrique Portella Vigário, in connection with the Technical Report Summary for “Lamego Mine, A Life of Mine Summary Report” dated 31 December 2021 (the “Technical Report Summary”) as required by Item 601(b)(96) of Regulation S-K and filed as an exhibit to AngloGold Ashanti Limited’s (“AngloGold Ashanti”) annual report on Form 20-F for the year ended 31 December 2021 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 20-F”) pursuant to Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“1300 Regulation S-K”), consent to: • the public filing and use of the Technical Report Summary as an exhibit to the Form 20-F; • the use of and reference to my name, including my status as an expert or “Qualified Person” (as defined in 1300 Regulation S-K) in connection with the Form 20-F and Technical Report Summary; • any extracts from, or summary of, the Technical Report Summary in the Form 20-F and the use of any information derived, summarised, quoted or referenced from the Technical Report Summary, or portions thereof, that is included or incorporated by reference into the Form 20-F; and • the incorporation by reference of the above items as included in the Form 20-F into AngloGold Ashanti’s registration statements on Form F-3 (Registration No. 333-230651) and on Form S-8 (Registration No. 333-113789) (and any amendments or supplements thereto). I am responsible for authoring, and this consent pertains to, the Technical Report Summary. I certify that I have read the Form 20-F and that it fairly and accurately represents the information in the Technical Report Summary for which I am responsible. Date: 30 March 2022 Henrique Portella Vigário /s/ Henrique Portella Vigário AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 4 Consent of Qualified Person I, Rodolfo Reis, in connection with the Technical Report Summary for “Lamego Mine, A Life of Mine Summary Report” dated 31 December 2021 (the “Technical Report Summary”) as required by Item 601(b)(96) of Regulation S-K and filed as an exhibit to AngloGold Ashanti Limited’s (“AngloGold Ashanti”) annual report on Form 20-F for the year ended 31 December 2021 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 20-F”) pursuant to Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“1300 Regulation S-K”), consent to: • the public filing and use of the Technical Report Summary as an exhibit to the Form 20-F; • the use of and reference to my name, including my status as an expert or “Qualified Person” (as defined in 1300 Regulation S-K) in connection with the Form 20-F and Technical Report Summary; • any extracts from, or summary of, the Technical Report Summary in the Form 20-F and the use of any information derived, summarised, quoted or referenced from the Technical Report Summary, or portions thereof, that is included or incorporated by reference into the Form 20-F; and • the incorporation by reference of the above items as included in the Form 20-F into AngloGold Ashanti’s registration statements on Form F-3 (Registration No. 333-230651) and on Form S-8 (Registration No. 333-113789) (and any amendments or supplements thereto). I am responsible for authoring, and this consent pertains to, the Technical Report Summary. I certify that I have read the Form 20-F and that it fairly and accurately represents the information in the Technical Report Summary for which I am responsible. Date: 30 March 2022 Rodolfo Reis /s/ Rodolfo Reis

AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 5 Contents 1 Executive Summary ............................................................................................................................... 9 1.1 Property description including mineral rights ................................................................................ 9 1.2 Ownership ................................................................................................................................... 9 1.3 Geology and mineralisation ......................................................................................................... 9 1.4 Status of exploration, development and operations ................................................................... 10 1.5 Mining methods ......................................................................................................................... 10 1.6 Mineral processing .................................................................................................................... 10 1.7 Mineral Resource and Mineral Reserve estimates ..................................................................... 11 1.8 Summary capital and operating cost estimates .......................................................................... 11 1.9 Permitting requirements............................................................................................................. 12 1.10 Conclusions and recommendations ......................................................................................... 12 2 Introduction .......................................................................................................................................... 12 2.1 Disclose registrant ..................................................................................................................... 12 2.2 Terms of reference and purpose for which this Technical Report Summary was prepared ........ 12 2.3 Sources of information and data contained in the report / used in its preparation ...................... 13 2.4 Qualified Person(s) site inspections ........................................................................................... 13 2.5 Purpose of this report ................................................................................................................ 13 3 Property description ............................................................................................................................. 14 3.1 Location of the property ............................................................................................................. 14 3.2 Area of the property ................................................................................................................... 15 3.3 Legal aspects (including environmental liabilities) and permitting .............................................. 15 3.4 Agreements, royalties and liabilities ........................................................................................... 16 4 Accessibility, climate, local resources, infrastructure and physiography ............................................... 16 4.1 Property description ................................................................................................................... 16 5 History ................................................................................................................................................. 16 6 Geological setting, mineralisation and deposit ..................................................................................... 17 6.1 Geological setting ...................................................................................................................... 17 6.2 Geological model and data density ............................................................................................ 18 6.3 Mineralisation ............................................................................................................................ 21 7 Exploration ........................................................................................................................................... 22 7.1 Nature and extent of relevant exploration work .......................................................................... 22 7.2 Drilling techniques and spacing ................................................................................................. 23 7.3 Results ...................................................................................................................................... 24 7.4 Locations of drill holes and other samples ................................................................................. 25 7.5 Hydrogeology ............................................................................................................................ 25 7.6 Geotechnical testing and analysis ............................................................................................. 29 8 Sample preparation, analysis and security ........................................................................................... 30 8.1 Sample preparation ................................................................................................................... 30 8.2 Assay method and laboratory .................................................................................................... 31 8.3 Sampling governance ................................................................................................................ 31 8.4 Quality Control and Quality Assurance ...................................................................................... 33 AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 6 8.5 Qualified Person's opinion on adequacy .................................................................................... 37 9 Data verification ................................................................................................................................... 37 9.1 Data verification procedures ...................................................................................................... 37 9.2 Limitations on, or failure to conduct verification ......................................................................... 38 9.3 Qualified Person's opinion on data adequacy ............................................................................ 38 10 Mineral processing and metallurgical testing ...................................................................................... 38 10.1 Mineral processing / metallurgical testing ................................................................................ 38 10.2 Laboratory and results ............................................................................................................. 39 10.3 Qualified Person's opinion on data adequacy .......................................................................... 40 11 Mineral Resource estimates ............................................................................................................... 40 11.1 Reasonable basis for establishing the prospects of economic extraction for Mineral Resource 40 11.2 Key assumptions, parameters and methods used ................................................................... 42 11.3 Mineral Resource classification and uncertainty ...................................................................... 46 11.4 Mineral Resource summary ..................................................................................................... 47 11.5 Qualified Person's opinion ....................................................................................................... 47 12 Mineral Reserve estimates ................................................................................................................. 48 12.1 Key assumptions, parameters and methods used ................................................................... 48 12.2 Cut-off grades .......................................................................................................................... 49 12.3 Mineral Reserve classification and uncertainty ........................................................................ 50 12.4 Mineral Reserve summary ....................................................................................................... 50 12.5 Qualified Person’s opinion ....................................................................................................... 51 13 Mining methods ................................................................................................................................. 51 13.1 Requirements for stripping, underground development and backfilling .................................... 53 13.2 Mine equipment, machinery and personnel ............................................................................. 53 13.3 Final mine outline .................................................................................................................... 53 14 Processing and recovery methods ..................................................................................................... 54 15 Infrastructure ...................................................................................................................................... 55 16 Market studies ................................................................................................................................... 56 17 Environmental studies, permitting plans, negotiations, or agreements with local individuals or groups ............................................................................................................................................................... 58 17.1 Permitting ................................................................................................................................ 58 17.2 Requirements and plans for waste tailings disposal, site monitoring and water management .. 58 17.3 Socio-economic impacts .......................................................................................................... 59 17.4 Mine closure and reclamation .................................................................................................. 59 17.5 Qualified Person's opinion on adequacy of current plans ......................................................... 59 17.6 Commitments to ensure local procurement and hiring ............................................................. 59 18 Capital and operating costs ................................................................................................................ 59 18.1 Capital and operation costs ..................................................................................................... 59 18.2 Risk assessment ..................................................................................................................... 60 19 Economic analysis ............................................................................................................................. 60 19.1 Key assumptions, parameters and methods ............................................................................ 60 19.2 Results of economic analysis................................................................................................... 60 19.3 Sensitivity analysis .................................................................................................................. 62 AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 7 20 Adjacent properties ............................................................................................................................ 62 21 Other relevant data and information ................................................................................................... 63 21.1 Inclusive Mineral Resource ...................................................................................................... 63 21.2 Inclusive Mineral Resource by-products .................................................................................. 63 21.3 Mineral Reserve by-products ................................................................................................... 64 21.4 Inferred Mineral Resource in annual Mineral Reserve design .................................................. 64 21.5 Additional relevant information ................................................................................................. 64 21.6 Certificate of Qualified Person(s) ............................................................................................. 65 22 Interpretation and conclusions ........................................................................................................... 66 23 Recommendations ............................................................................................................................. 66 24 References ........................................................................................................................................ 67 24.1 References .............................................................................................................................. 67 24.2 Mining terms ............................................................................................................................ 68 25 Reliance on information provided by the Registrant ........................................................................... 72 AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 8 List of Figures Map showing AGACSM Cuiabá mine and Lamego mine infrastructure and licences. ............................. 14 Map showing the Lamego mining group tenements. Note that for more efficient tenement management and consolidated ANM reporting, a consolidated mining group was created, 932.710/2017. .................. 15 Iron Quadrangle regional map ................................................................................................................ 18 Data density and distribution at Lamego mine ........................................................................................ 19 Stratigraphic column through Lamego mine ............................................................................................ 20 3D View of the underground infrastructure and interpolated orebodies at Lamego, elevation in meters AMSL. ..................................................................................................................................................... 21 W-E Geological cross-section of the Arco da Velha orebody, elevation in metres AMSL. ....................... 21 Lamego mine drilling plan in 2021, plan view direction. ........................................................................... 25 Data and analyses leading to a hydrologic site and system conceptual model (Anderson et al. 2002) .... 26 Groundwater Modelling and predictive scenario analysis workflow (Anderson et al. 2002) ..................... 27 Observation well locations for groundwater level monitoring. .................................................................. 28 Geotechnical characteristics of the main domains in Lamego mine ........................................................ 29 AngloGold Ashanti’s average drilling recovery performance per rig ........................................................ 31 Sieve analysis control for crushed material performed by Queiroz laboratory ......................................... 34 Sieve analysis control for pulp material performed by Queiroz laboratory ............................................... 34 Grade Control and exploration standards (low- and high-grades) ........................................................... 35 Grade control and exploration blanks (1). ............................................................................................... 35 Grade control and exploration blanks (2). ............................................................................................... 36 Grade Control duplicate samples. ........................................................................................................... 36 Exploration duplicate samples. ............................................................................................................... 37 Geometallurgical sample processing flowsheet....................................................................................... 39 Results of the geometallurgical testwork ................................................................................................. 39 Global recovery by machine learning in 2021 ......................................................................................... 40 Lamego inclusive Mineral Resource gold grade and tonnage curve (surface) ......................................... 44 Lamego inclusive Mineral Resource gold grade and tonnage curve (underground) ................................ 44 Lamego development excavation layout ................................................................................................. 51 Lamego typical stope excavation layout .................................................................................................. 52 Lamego underground mine - 2021 outline. .............................................................................................. 54 The Cuiabá plant processing route ......................................................................................................... 55 The Queiroz plant processing route ........................................................................................................ 55 Sensitivity Analysis for key value drivers (numbers as after-tax NPV0 , in $M). ...................................... 62

AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 9 1 Executive Summary 1.1 Property description including mineral rights The Lamego mine, a production stage property, is an underground operation within one of the most important metallogenetic provinces in Brazil known as the Iron Quadrangle. This region has been an important producer of iron, manganese, and gold since the 17th century. Lamego operation and its facilities, as well as its presently delineated Mineral Reserve and Mineral Resource inventory, are fully hosted by a group of Mining National Agency (ANM) concessions, being the mine grouping ANM title 830.720/1981, which belongs to the local company AngloGold Ashanti Córrego do Sítio Mineração S.A (AGACSM). Lamego is located to the east of Belo Horizonte in the state of Minas Gerais, southeast Brazil and is at lat/long co-ordinates 20 05' 27" S / 44 13' 37" W. Exploration began in the area in 1985 with a drilling campaign along a 5.7km strike length of iron formation and the opening of 2.5km of development on the Arco da Velha, Queimada, and Cabeça de Pedra orebodies. After the successful completion of a Feasibility Project (FS), project approval was given, and implementation began in 2010 with the first gold poured soon afterward. The Lamego mining operation is covered by the mine grouping ANM title 830.720/1981 granted to AGACSM. This title encompassed and replaced the previous three geographically contiguous ANM concessions as referenced below: • ANM Mining Concession 830.720/1981, covering an area of 577.14ha • ANM Mining Concession 831.554/1983, covering an area of 462.09ha • ANM Mining Concession 832.238/2003, covering an area of 583.45ha Subsequent to the three concessions mentioned above, all concessions are now grouped in a single mining concession 932.710/2017 (covering a total area of 1,622ha) and are currently active, in good legal and operational standing, and free of liabilities and/or major obligations. According to Brazilian mining law, the expiry of claims, licenses, and other tenure rights coincide with the depletion of the Mineral Reserve, cessation of mining operations and legally required post-operational activities (such as mine closure), provided all annual reports have been approved by the ANM. Lamego is an active producing mine with an annual production of around 50koz. Exploration at Lamego shares an integrated strategy with the adjacent AGACSM mine, Cuiabá, that is based on three main pillars: flexibility, reliability, and organic growth. The reliability plan is focused on the main orebodies at the mine, while the organic plan is focused on the regional targets inside the brownfields defined area, primarily the Lamego-Sul Target. The main activities are delineated in drilling programs aiming at the addition and conversion of Mineral Resource and focused on the main orebodies, namely Carruagem, Carruagem SW, Queimada, and Arco da Velha. Ore from the Cuiabá and Lamego underground mines is processed at the Cuiabá gold plant. The concentrate produced is then transported to the Queiroz plant for processing and refining. 1.2 Ownership AGACSM is 100% owned and operated by the registrant AngloGold Ashanti Ltd. AGACSM consists of several operations, namely Cuiabá, Lamego, and Córrego do Sítio (54km away with its own plant). At Lamego, there are some restrictions as AGACSM operates in third party properties under landowner leasing in a limited area at Papa Farinha/Papa Vento. 1.3 Geology and mineralisation Lamego mine is located in the Iron Quadrangle, which is a geotectonic unit at the southern edge of the Sao Francisco Craton, comprising Archaean and Proterozoic terrains, and bordered by Neoproterozoic mobile belts. From a regional viewpoint, Lamego mine is located in the eastern extension of the Serra do Curral inverted homocline, located on the northern edge of the Iron Quadrangle. AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 10 The mine lithostratigraphy consists of an intermediate metamafic sequence of the greenstone belt type and is hosted in the Nova Lima Group, which is part of the Rio das Velhas Supergroup. This sequence is characterised by lower metabasaltic rocks at the base, overlain by Algoma-type BIF metasediments, a quartz layer (known locally as metachert), carbonaceous schist, graphite schist and a further sequence of sediments consisting of alternating metapelites and metapsammitic rocks with a volcanoclastic contribution. The upper sequence of the Rio das Velhas Supergroup is the metasedimentary Maquine Group. The gold mineralisation at Lamego has features and characteristics that match the epigenetic orogenic gold deposit model presented for Archaean gold-lode deposits. The gold mineralisation at Lamego is characterised by orebodies associated with two horizons of chemical sedimentary rocks: BIF and metachert, with shear zones containing abundant quartz veinlets. The proportions of these lithotypes vary substantially from one deposit to another. In the BIF, sulphide mineralisation is associated with gold, while in the metachert it is associated with quartz veins. The gold occurs either as native gold or in sulphides. Lamego has a similar rock assemblage to Cuiabá, but with higher structural complexity. The mineralised BIF is more structurally deformed and contains more silica when compared to Cuiabá, which reacted less with the hydrothermal fluid. The mineralisation is characterised by sulphidation in the form of disseminated sulphide bands or as fracture fill and, more rarely, as massive sulphide hosted in BIF/metachert although sulphide bands are rare in the latter. The metachert (or quartz vein) is concentrated in the hinges of the Lamego structure and has free gold as the main mineralisation with a lesser amount associated with sulphides. The plunge of the mineralised zones coincides with both fold axes of the first two structural events and the stretching fabric. 1.4 Status of exploration, development and operations Production at Lamego mine is dominantly concentrated in Carruagem orebody, with secondary contributions from Queimada and Arco da Velha orebodies. The Carruagem orebody is developed to Level 9, while Queimada and Arco da Velha have been developed to levels 5 and 3, respectively. The underground exploration program is focused on Mineral Resource conversion targeting the orebodies at Queimada Level 05 to 06 and Carruagem Level 09 to 10. The surface drilling program is focused on the oxidised portion of Arco da Velha orebody (AVOx), with the intention of adding Mineral Resource and confirming old drilling results in the weathered zone. Results from the surface drilling showed possible continuity between the Arco da Velha open pit, Arco NE, and Cabeça de Pedra orebodies and which may increase the potential of these zones. The drilling programs also helped refine the mineralised zone and these results will be incorporated into the Lamego Mineral Resource model. 1.5 Mining methods Lamego started operating as a cut and fill mine and migrated to long hole stoping as geology and mining knowledge increased over time. These changes had a positive impact on productivity and costs, keeping the asset competitive and efficient. The changes started in 2014 and are now fully completed, with all ore extracted from sublevel stopes. The ore extracted is transported to surface by diesel trucks and primarily crushed at site. Crushed material is then transported by road trucks to the Cuiabá plant facilities to be treated. Waste mined is disposed at waste dumps and also used to backfill stopes. 1.6 Mineral processing Cuiabá and Lamego feed the Cuiabá (flotation) and Queiroz (roaster, carbon circuit and refinery) plants, currently at 2.0Mtpa for a metallurgical recovery of 93.3% for the total combined feed. At Cuiabá gold plant, crushing and milling of the ore is followed by flotation and filtration in order to produce a concentrate, which is transported by aerial ropeway to Queiroz for further treatment. Approximately 30% of the gold is recovered through a gravity circuit at the Cuiabá plant. The Queiroz plant is located in Nova Lima and comprises the refractory ore circuit (from Cuiabá/Lamego) with facilities for pyrometallurgy and hydrometallurgy. The concentrate is roasted and the calcine proceeds to a Carbon in AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 11 Pulp (CIP)/ Merrill-Crowe circuit for further refining. The sulphide gas is captured for processing through the acid plant. Approximately 180ktpa of sulphuric acid is produced as a by-product. 1.7 Mineral Resource and Mineral Reserve estimates The exclusive Mineral Resource is made up of ore not included in the Mineral Reserve due to economic considerations and the Inferred Mineral Resource. Some 58% of the exclusive Mineral Resource is related to Inferred Mineral Resource that is not part of the Mineral Reserve. Measured and Indicated in the exclusive Mineral Resource represent areas of the Mineral Resource that were not feasible in the Mineral Reserve due to economic considerations. The Carruagem orebody contributes 60% of the total exclusive Measured and Indicated Mineral Resource, whereas Cabeça de Pedra has 11% of the total exclusive Measured and Indicated Mineral Resource. Exclusive gold Mineral Resource Lamego Tonnes Grade Contained gold as at 31 December 2021 Category million g/t tonnes Moz Measured 2.12 3.23 6.86 0.22 Indicated 2.59 2.41 6.24 0.20 Measured & Indicated 4.71 2.78 13.10 0.42 Inferred 4.92 3.01 14.80 0.48 Mineral Reserve estimates were carried out based on the geological Resource Model version 38, dated August 2021. Design and evaluation process take into account Measured and Indicated Mineral Resource areas and all applicable modifying factors (ore recoveries, operational dilution, mine-call factors) based on historical data and/or technical analysis. The cost structure to estimate cut-off grades were supported by a 5Y average capital expenditure estimate (2022 to 2026) and 2022 operational expenditure estimate, both based on Business Plan approved by senior management. Financial and economic feasibility studies of the Mineral Reserve were assessed and include revenue from sulphuric acid by-product and payment of governmental and private royalties. The gold price of $1200 /oz and a USD/BRL exchange rate of 5.15 were based on Guidelines for the Reporting of Exploration Results, Mineral Resource and Ore Reserve (Guidelines for Reporting). Gold Mineral Reserve Lamego Tonnes Grade Contained gold as at 31 December 2021 Category million g/t tonnes Moz Proven 0.46 2.55 1.17 0.04 Probable 0.90 2.92 2.63 0.08 Total 1.36 2.80 3.79 0.12 1.8 Summary capital and operating cost estimates The cost basis for the Lamego Mineral Reserve is supported by the latest Business Unit Plan (BUP) cost structure (BUP22), adjusted to fulfil the requirements for the Mineral Reserve over life-of- mine. Capital and operational costs defined as non-essential to mine the reported Mineral Reserve areas (i.e. expansion projects, exploration campaigns) were not taken into account at the final Mineral Reserve financial analysis. Capital costs have been estimated using a 5Y average of the BUP budget estimate, from 2022 to 2026. The 5Y period matches the latest Lamego BUP lifespan and was considered the most appropriate estimate for capital costs. Operating costs were based on the BUP OPEX estimate for 2022. This approach seems appropriate considering that the 2022 budget estimate already contemplates the significant impact of tailings filtering on overall processing costs. AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 12 1.9 Permitting requirements Mineral rights / concessions are limited by a bounding perimeter and AGACSM is not allowed to mine outside this permitting line. In order to adhere to this boundary, the Company has specific land management software (Jazida) that clearly shows these aspects. Environmental and mining legislation has been more frequently updated in recent years, mainly due to tailings dam failures in Brazil. In addition, they are becoming more stringent for the mining sector. AGACSM has been working closely with industrial federations representatives, aiming to anticipate to new legislation and reduce company risk in Brazil. The obligations to retain the Lamego mine concessions include the preparation and submittal to the ANM of a detailed Annual Operations Report (RAL). 1.10 Conclusions and recommendations The QP is of the opinion that the Lamego's Mineral Resource is appropriately estimated and classified, following AngloGold Ashanti's internal Guidelines for Reporting, best industry-standard and the requirements of the US Securities and Exchange Commission (SEC). The constraint of underground Mineral Resource reporting to use optimised mineable stope shapes has been deemed to reflect best practice and demonstrates the reasonable prospects for economic extraction. The QP is not aware of any environmental, permitting, legal, title, socioeconomic, marketing, metallurgical, fiscal, or other relevant factors, that could materially affect the Mineral Resource estimate. The QP is of the opinion that the 2021 Lamego Mineral Resource estimate is appropriate for the conversion to Mineral Reserve. The Lamego Mineral Reserve is reported in accordance with AngloGold Ashanti's internal Guidelines for Reporting and the requirements of the US Securities and Exchange Commission (SEC). Design, evaluation, cost estimates, modifying factors and financial analysis are reasonably supported by historical data and/or technical criteria. 2 Introduction 2.1 Disclose registrant This registrant for this TRS is AngloGold Ashanti Limited. 2.2 Terms of reference and purpose for which this Technical Report Summary was prepared The purpose of the Technical Report Summary is to report the Mineral Resource and Mineral Reserve of Lamego mine which is quoted as at 31 December 2021. The Mineral Resource are reported in situ for block models and as broken material for stockpiles. Mineral Reserve are reported as delivered to the processing facility and are therefore inclusive of dilution and ore loss. The terms of reference follow AngloGold Ashanti Guidelines for the Reporting of Exploration Results, Mineral Resource and Mineral Reserve (hereinafter referred to as the Guidelines for Reporting) and based on public reporting requirements as per regulation S-K 1300. Although the term Mineral Reserve is used throughout S-K 1300 and this document, it is recognised that the term Ore Reserve is synonymous with Mineral Reserve. AngloGold Ashanti uses Ore Reserve in its internal reporting. The Technical Report Summary aims to reduce complexity and therefore does not include large amounts of technical or other project data, either in the report or as appendices to the report, as stipulated in Subpart 229.1300 and 1301, Disclosure by Registrants Engaged in Mining Operations and 229.601 (Item 601) Exhibits, and General Instructions. The qualified person must draft the summary to conform, to the extent practicable, with the plain English principles set forth in § 230.421 of this chapter. Should more detail be required they will be furnished on request. The following should be noted in respect of the Technical Report Summary: • All figures are expressed on an attributable basis unless otherwise indicated • Unless otherwise stated, $ or dollar refers to United States dollars

AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021

- BRL refers to Brazilian real
- Group and company are used interchangeably
- Mine, operation, business unit and property are used interchangeably
- Rounding off of numbers may result in computational discrepancies
- To reflect that figures are not precise calculations and that there is uncertainty in their estimation, AngloGold Ashanti reports tonnage, content for gold to two decimals
- Metric tonnes (t) are used throughout this report, except where expressly indicated as short tons, and all ounces are Troy ounces
- Abbreviations used in this report: gold – Au, silver - Ag, and sulphur – S
- The reference co-ordinate system used for the location of properties as well as infrastructure and licences maps / plans is latitude longitude geographic co-ordinates in various formats, or relevant Universal Transverse Mercator (UTM) projection.

This report uses internal information generated by the Lamego business planning process which is the overarching process to generate Mineral Resource and Mineral Reserve at the operation. AngloGold Ashanti requires that the Mineral Reserve that is an outcome of this process is generated to a minimum of a Pre-Feasibility Study (PFS) level.

2.3 Sources of information and data contained in the report / used in its preparation

The source of information was based on the technical specialist and Qualified Persons inputs and operational information from the mine, as well as from internal reports and available external audits.

2.4 Qualified Person(s) site inspections

The QP Mineral Resource, Henrique Portella Vigário, is based at Cuiabá mine and physically visits the Lamego Operation regularly on a monthly basis.

The QP has verified the data being reported on and used as the basis of this Technical Report Summary by:

- Visiting the project and confirming the geology and mineralisation
- Visiting the core storage areas and inspecting sampling procedures
- Reviewing drill core logging procedures
- Verifying the location of drill holes in the field
- Reviewing QA/QC protocols
- Reviewing quality analysis of DD and face samples
- Reviewing and attesting the quality and consistency of the Mineral Resource evaluation process

The QP Mineral Reserve, Rodolfo Reis, is based at Cuiabá mine and physically visits the Lamego Operation monthly.

Production plans are integrated, as both mines feed the same metallurgical plant.

The QP has verified the data being reported on and used as the basis of this Technical Report Summary by:

- Mining visits
- Meetings and face-to-face meetings with a long-term planning engineer
- Reviewing mining design procedures
- Process alignment between Cuiaba and Lamego mine planning

30 March 2022 13

AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021

2.5 Purpose of this report

This is the first time reporting of a Technical Report Summary for this operation. There are no previously filed Technical Report Summaries for this operation. Reporting in this Technical Report Summary is related to the declaration of Mineral Resource and Mineral Reserve.

3 Property description

3.1 Location of the property

Lamego is located to the east of Belo Horizonte, the capital of Minas Gerais State, in the southeast of Brazil. The mine is located in the northwest of the Iron Quadrangle. Lamego operates as a satellite mine to AngloGold Ashanti's Cuiabá mine. Ore is transported to the surface via ramps where it is crushed, stockpiled and transported daily to Cuiabá plant, where it is blended with Cuiabá ore on the ROM pad. The two plants (Cuiabá gold plant and Queiroz plant) are connected by an aerial ropeway.

Map showing AGACSM Cuiabá mine and Lamego mine infrastructure and licences.


Insert: Total Mining Lease Area
0 5 10 Km
Cuiabá Mine
Lamego Mine
to Sabará
to Caeté
Queiroz Plant
Mina Grande Mine
(non operational)
Raposos Mine
(non operational)
Nova Lima Sul
Morro da Gloria Mine
(non operational)
Rio de Peixe hydropower
0 2.5 5 7.5 Km
Cuiabá plant centroid co-ordinates
19°51'45"S, 43°44'00"W
Licences
Mining
Mining Application
Exploration
Exploration Application
Mine Infrastructure
Plant
TSF
Waste Dumps
Underground access
Aerial Ropeway
Hydropower
Roads
Main
Secondary
Insert Legend
Total mining lease area
Map zoomed in area
N



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AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021

In Brazil, a mining concession or mine manifest is valid for the life of the deposit. Mining concessions are granted to the holders of exploration licenses that manage to prove the existence of a Mineral Resource and have been licensed by the environmental competent authority. Mine manifests (mining titles granted in 1936) and mining concessions (mining titles presently granted through an order signed by the Secretary of Mines of the Ministry of Mines and Energy) are valid for an undetermined period until depletion of the Mineral Reserve, provided that the mining title holder complies with current Brazilian mining and environmental legislation, as well as with those requirements set out by the Mining National Agency (ANM) which acts as the inspecting and regulatory entity for mining and mineral exploration activities.

The obligations to retain any mining property include the preparation and submittal to the ANM of a detailed Annual Operations Report (RAL - Relatório Anual de Lavra). In addition, the mine and plant must be operated as per ANM - approved operations plans/projects (PAE Plano de Aproveitamento Economico) and per the generally accepted good engineering practice standards. Furthermore, operations must comply with all Brazil's safety and environmental legislations.

In a regional context, AngloGold Ashanti enjoys a good reputation with the community and local government, with a considerable part of its employee staff made up of local people and a large number of social projects being developed. No environmental or legal risks are identified.

3.2 Area of the property

The Lamego property area covers a total of 1622.68ha.

3.3 Legal aspects (including environmental liabilities) and permitting

The Lamego mining operation and its facilities, as well as its presently delineated Mineral Reserve and Mineral Resource inventory, are hosted by three ANM concessions. ANM Mining Concession titles 830.720/1981, 831.554/1983, and 832.238/2003 which belong to the local company AngloGold Ashanti Córrego do Sítio Mineração S.A. (AGACSM). Mining concessions are valid for an undetermined period until the depletion of the Mineral Reserve. Subsequently, a new mining group was approved, mining title 932.710/2017, that consolidated the three concessions into a single group of the Lamego operation. As such, reporting to ANM is now done as a single process under 932.710/2017.

Map showing the Lamego mining group tenements. Note that for more efficient tenement management and consolidated ANM reporting, a consolidated mining group was created, 932.710/2017.


Restaurante
Moinho D'água
1 km
Ipê amrelo
262
Restaurante Estrada
Rancho Queiroga
932.710/2017
Cachoeira Papa Farinha
932.710/2017
Lamego
Mining Group
932.710/2017


N

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AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021

The Lamego mining operation and its facilities formally belong to the local company AGACSM.

In accordance with the ANM governmental agency perspective and jurisdiction, the Lamego mine concession (932.710/2017) is currently active, in good legal and operational standings, and free of liabilities and/or major obligations.

There are no known legal proceedings that may have an influence on AGACSM's right to mine at Lamego.

The obligations to retain the Lamego mine concessions include the preparation and submittal to the ANM of a detailed Annual Operations Report (RAL). In addition, the mine and plant must be operated as per ANM approved operations plans/projects (PAE) and per the generally accepted good engineering practice standards.

3.4 Agreements, royalties and liabilities

Royalties payable for Brazilian government, named CFEM (Compensação Financeira pela Exploração de Recursos Minerais) in this report, are based on 1.5% of gold revenue. For Lamego mine, private royalties are also due to surface owners based on applicable regulations and agreements. Both, private and governmental royalties, are included in the cash flow analysis.

AngloGold Ashanti completes rehabilitation as progressive work at the site. Any impact on the environment due to site operation is mitigated and recovered as part of the permitting obligations. The environmental agency evaluates these rehabilitation works frequently through inspections. Therefore, although there are negative impacts caused by the operation, they are regularly rehabilitated. On that basis, there is no liability or rehabilitation guarantee formalised with the authorities, other than those implied by mine closure plan.

4 Accessibility, climate, local resources, infrastructure and physiography

4.1 Property description

Lamego mine is located in the municipality of Sabará, to the east of Belo Horizonte, the capital of Minas Gerais State, in the southeast of Brazil. Access to the site can be easily made from Belo Horizonte towards Sabará via the MG-262 highway, a distance of approximately 35km. After the highway, the access is along a 8km dirt road to the mine operation. Due to the proximity to a population centre, mining is a substantial provider of employment and corporate support to the state and local municipalities.

The property is located in a region featuring biodiversity-rich ecosystems, including the Atlantic Forest and the Cerrado tropical savanna. Annual precipitation in the vicinity of the sites is in the order of 1,500mm and is frequently heavy in summer. The climate is semi-humid tropical with distinct wet and dry seasons. There is little precipitation in autumn and winter.

As an active producing mine, there is sufficient surface rights for current operational requirements, as covered by the PAE. Water supply and sewage treatment facilities are also fully implemented. Power for the mine is both self-generated (Rio de Peixe hydroelectric complex) and supplied by Cemig, a state-owned company. The Rio de Peixe hydroelectric complex, which is a set of seven small hydropower plants that generate energy from three dams (Ingleses, Miguelo and Codorna), and connects directly to the Queiroz plant.

5 History

Exploration began in the area in 1985 with a drilling campaign along a 5.7km strike length of iron formation and the opening of 2.5km of development of the Arco da Velha, Queimada and Cabeça de Pedra orebodies. After successful completion of the Feasibility Study (FS), project approval was given and implementation began in 2010 with first gold poured soon afterwards.

Since commissioning in 2010 the mine has been continuously in operation.

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AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021

The last reported inclusive Measured and Indicated Mineral Resource for Lamego were estimated at 31 December 2020 to be 5.73Mt at 3.28g/t for 607koz of gold, with an additional Inferred Mineral Resource of 5.13Mt at 2.67g/t for 440koz of gold.

The existing historical inclusive Mineral Resource estimates and performance statistics on actual production are presented below. The percentage reconciliation of Mineral Resource (oz) to Grade Control (oz) rose gradually of 17% from 2018 to 2021, showing positive variation in the Grade Control model compared to the Mineral Resource model. The percentage reconciliation from Mining Feed (oz) to Plant Account (oz) increased 7% from 2018 to 2019, with a slight drop of 3% in from 2019 to 2021.

Reconciliation of Produced Grade, Tonnage and Gold – 2018 to 2021

	Year			
Reconciliation Entity	2018	2019	2020	2021
Mineral Resource Model (oz)	38,918	37,473	33,660	30,819
Grade Control Model (oz)	46,202	45,772	42,693	43,246
Percentage (%)	119	122	127	140

	Year			
Reconciliation Entity	2018	2019	2020	2021
Mining Feed (oz)	49,097	50,127	51,124	53,443
Plant Accounted (oz)	46,370	50,657	50,457	52,559
Percentage (%)	94	101	99	98

The Proven Mineral Reserve published on 31 December 2020 for Lamego was estimated to be 377Kt at 2.41g/t for 29koz, and Probable Mineral Reserve estimated to be 575Kt at 3.17g/t for 59koz gold. Lamego produced 50koz gold in 2020. Total Mineral Reserve reduced from 160koz in 2019 to 120koz in 2020 mainly impacted by the depletion and changes in the methodology with stope redesign migrating all cut and fill stopes to long hole stoping. These impacts were partially offset by positive results from exploration drilling.

6 Geological setting, mineralisation and deposit

6.1 Geological setting

The Lamego gold deposit is located in the northern part of the Iron Quadrangle, which is a geotectonic unit at the southern edge of the Sao Francisco Craton, comprising Archaean and Proterozoic terrains, and bordered by Neoproterozoic mobile belts. The region constitutes an Archaean granite-greenstone terrane composed by a tonalite-trondhjemite-granodiorite (TTG) basement complex (ca. 3.2Ga), the Archaean greenstone belt Rio das Velhas, and related granitoids (3.02 - 2.7Ga), which are overlain by the Proterozoic supracrustal sequences of the Minas (less than 2.62Ga) and Espinhaco (less than 1.7Ga) Supergroups. The host to the gold mineralisation at Lamego is the volcano-sedimentary Nova Lima Group that occurs at the base of the Rio das Velhas Supergroup. The upper sequence of the Rio das Velhas Supergroup is the metasedimentary Maquine Group.

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AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021

Iron Quadrangle regional map


44°W
0 5 10 40 km
N
BRAZIL
SÃO FRANCISCO CRATON
G
S
J
IS
200 km
Quadrilátero Ferrífero
Brasiliano orogenic belts
Phanerozoic cover
Meso/Neoproterozoic cover
Archean basement
BELO HORIZONTE COMPLEX
DIVINÓPOLIS COMPLEX
20°S
Belo Horizonte
CB
LM
C
Monlevade
Monlevade synform
Santa Bárbara
Gandarela synform
Serra do Curral
SN
Sa
M
Moeda synform
BAÇÃO COMPLEX
SANTA BÁRBARA COMPLEX
BONFIM COMPLEX
Ouro Preto
Dom Bosco synform
Itacolomi Group
Minas Supergroup
Sabara Group
Caraça, Itabira & Piracicaba Groups (black = Banded Iron Formation)
Rio das Velhas Supergroup
Maquiné Group
Nova Lima Group
Archean basement
Granites
Gneisses
Meso/Neoproterozoic cover
Paleoproterozoic granites
Cuiabá (Cb) and Lamego (Lm) mines
Antiform
Synform
Thrust
Normal fault
Strike-slip fault
Adapted from Farina et al. (2016)

The stratigraphy of Lamego consists of an intermediate metamafic sequence of the greenstone belt type and is hosted by the Nova Lima Group. The lithological succession of the mine area comprises, from bottom to top, lower mafic metavolcanics (meta-andesite), the gold-bearing Lamego-Banded Iron Formation (BIF), a massive silicification zone (known locally as metachert) composed of smoky- and milky-quartz, carbonaceous metapelites and an upper metasedimentary sequence of alternating metapelites and metapsammitic rocks with a volcanoclastic contribution.

The metamorphism reached greenschist facies and the structural control of the deposit is result in sulphide-rich cigar-shaped ore shoots genetically related to sequential deformation phases, named as D1, D2, D3, which took place under crustal compression representing three geotectonic events from NeoArchaean to Cambrian, namely the Mamona, Transamazonico and Brasiliano orogenies.

The gold mineralisation at Lamego has features and characteristics that match the epigenetic orogenic gold deposit model presented for Archaean gold-lode deposits. The gold mineralisation at Lamego is characterised by orebodies associated with two horizons of chemical sedimentary rocks: BIF and metachert, with shear zones containing abundant quartz veinlets. The proportions of these lithotypes vary substantially from one deposit to another. Sulphidation occurs in the form of disseminated sulphide bands or as fracture fill and, more rarely, as massive sulphide hosted in BIF/metachert although sulphide bands are rare in the latter. The metachert (or quartz vein) is concentrated in the hinges of the Lamego structure and has free gold as the main mineralisation with a lesser amount associated with sulphides. The plunge of the mineralised zones coincides with both fold axes of the first two structural events and the stretching fabric.

6.2 Geological model and data density

Lamego's structure is an overturned isoclinal antiform with its axis trending southeast. It has a perimeter of approximately 4,800m and maximum width of 450m, with its limbs oriented along an N35°E median strike with an average dip of 32°SE.

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AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021

Lamego comprises four orebodies: Arco da Velha (in the normal limb of the antiform); its counterpart, Queimada (in the inverted limb); Cabeça de Pedra (hinge zone); and Carruagem in the northeastern end, where the limbs of the antiform are practically joined. The host rocks are metachert, banded iron formation, and quartz veins, with gold occurring as native (free) gold and as inclusions in pyrite.

Drillholes have confirmed its continuity to at least 700m depth. Deep drilling at Cabeça de Pedra and Arco da Velha orebodies indicate a shallowing down-plunge (20° at Arco da Velha orebody) and a decrease in the distance between limbs with depth.

Data used for geological modelling, grade estimation, and Mineral Resource classification are collected from diamond drilling (DD) and face channel samples. Generally, developed areas are densely sampled by closely spaced channels cross-cutting the exposed ore. The required sampling spacing that supports the Mineral Resource classification is supported by geostatistical simulation studies to account for local uncertainties. Data spacing can vary from 10m x 15m to 40m x 60m and 80m x 120m, for Measured, Indicated and Inferred Mineral Resource respectively. Grade control channels cross-cutting are sampled in a grid of 3m x 3m.

QA/QC procedures and management are the responsibility of the Mineral Resource evaluation team and are detailed in section 8. These follow AngloGold Ashanti guidelines and are consistent with industry-standard practice; consequently, the data are deemed as suitable for use in Mineral Resource estimation.

Data density and distribution at Lamego mine. Elevation in meters AMSL


1600 Elev
1600 Elev


SW
NE
1200 Elev
800 Elev
400 Elev
0 Elev
-400 Elev
Surface topography
Orebody wireframe
Historical drill holes
400m

The mine lithostratigraphy consists of an intermediate metamafic sequence of the greenstone belt type and is hosted in the Nova Lima Group which is part of the Rio das Velhas Supergroup. This sequence is characterised by metabasaltic rocks at the base, overlain by Algoma Type BIF metasediments, a quartz layer (known locally as metachert), carbonaceous schist, graphite schist, and a further sequence of sediments consisting of an alternating sequence of metapelites and metapsammitic rocks with a volcanoclastic contribution.

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AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021

Stratigraphic column through Lamego mine


Stratigraphic Column of the Rio das Velhas Greenstone Belt
Stratigraphic Column of the Lamego Mine modified after de Souza Martins et al. (2016)
Maquiné group
Nova Lima group
Sedimentary cycle 4
Sedimentary cycle 3
Sedimentary cycle 2
Sedimentary cycle 1
2.612 Ga (+/-5)
2.780 Ga (+3/-2)
2.860 Ga (+14/-10)
Coastal association* ~870 m
Re-sedimented association* (distal turbidites) ~1,480 m
Proterozoic cover
Non-marine association (sandstone and conglomerates) ~630m
Resedimented association (epiclastic turbidite) ~1,280m
Resedimented association (epiclastic turbidite) ~1,300m
Volcaniclastic association ~1,060m
Resedimented association (distal turbidites) ~870m
Clastic-Chemical Sedimentary association ~1,000m
Volcano-Chemical Sedimentary association ~790m
Mafic-Ultramafic Volcanic association ~790m
Undivided Rio das Velhas rocks ~440m
Granite-Gneiss Complex
Regolith
Micaceous pelite ~200 m
Carbonaceous pelite ~5 m
BIF - chert layer(yellow) including banded iron formation (brown) horizons ~7 m
Mafic volcanic rock ~200 m
Diabase dike and sill ~ 5 m

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AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 21 3D View of the underground infrastructure and interpolated orebodies at Lamego, elevation in meters AMSL. W-E Geological cross-section of the Arco da Velha orebody, elevation in metres AMSL. 6.3 Mineralisation Gold forms an alloy with silver, with a gold-to-silver ratio of 7:1, either as xenomorphic grains or as filaments, along fractures in sulphide grains. Gold associated with pyrrhotite is the coarsest gold, being 50 microns to 120 microns in size, usually occurring along the margins of the grains. Gold associated with pyrite is 10 microns to 50 microns in size and occurs essentially as inclusions. Gold associated with AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 22 arsenopyrite and gangue is usually less than 10 microns in size, and occurs as inclusions in the arsenopyrite, while in the gangue it occurs either as inclusions or at the interface of the grains. Mineralisation at Lamego is characterised by orebodies associated with two horizons of banded iron formation (due to the folded BIF orebody), bounded by smoky quartz veins. The proportions of these lithotypes vary substantially from one body to another. In the BIF, sulphide mineralisation occurs, while in quartz veins gold occurs either as native gold or in sulphides. The orebodies are characterised by disseminated sulphide bands or as fracture filling, rarely as massive sulphide, and hosted in BIF. Sulphide bands are rare in quartz veins. The plunge coincides both with the fold axis of the first two structural events and with the mineral stretching lineation. The greater resistance to deformation of the metachert unit is responsible for its differential fracturing, which creates conditions for precipitation and accumulation of sulphides and native gold in the fractures and in secondary milky-quartz veins that fill tension gashes. Fractured metachert recrystallises into a texture, locally named pele de onça (jaguar hide), apparently formed by the envelopment of masses of recrystallised metachert by silica. The mineralisation controls appear to have a very strong structural component. The orebodies have been substantially deformed, with gold concentration chiefly within the iron formation and sulphide metacherts, and occasionally in the hosting graphitic schists and quartz veins. The gold distribution is very irregular, with the orebodies showing great variation in volume and content, both along the strike and down plunge. The delineation of these orebodies is defined predominantly by sampling and assaying. 7 Exploration 7.1 Nature and extent of relevant exploration work Exploration work at Lamego ranges from unlocking new potential to developing that already known. The main activities are planned in drilling programs aimed at addition and conversion of Mineral Resource focused on the main orebodies, which are: Carruagem, Carruagem SW, Queimada and Arco da Velha. Several projects have been undertaken over the years which lead to the discovery of near-mine targets and the upgrade of already known orebodies, such as Cabeça de Pedra. Advanced structural studies have shown a strong shear-related contribution at Lamego and new studies seek to understand the behaviour of the hydrothermal fluid in association with the reactivity of Lamego's BIF layers, targeting zones of intensive replacement of Fe-rich bedding by sulphides and, consequently, increased mineralisation. Surface exploration programmes are undertaken activities from target generation to Mineral Resource delineation stages, including soil sampling geochemistry campaigns, terrestrial and aerial geophysics, chip and channel samples inside old surface workings, geological mapping, and reinterpretation of historical drillholes. Once coherent surface gold anomalies are detected, drilling programs are planned in order test the source for these gold anomalies at depth. Lamego operation’s main exploration strategy in 2021 was focused on improving the Mineral Resource confidence and creating flexibility in the production plan at upper levels of the mine. The drilling program had a production record, reaching 26,028 meters drilled. The Mineral Resource addition program (20% of the underground drilling) was focused on the flexibility plan in Carruagem SW at levels 04 and 07. For the conversion of inferred Mineral Resource to Indicated Mineral Resource (80% of the underground drilling) the main investigated targets were Carruagem SW from level 03 to 07, Queimada from level 03 to 05 and Arco da Velha at level 04. Another highlight was the increase in the strike direction at Queimada orebody, mainly on the eastern edge, where massive sulphides layers tend to appear with high gold grades. The exploration strategy for 2022 has as main target to improve the indicated Mineral Resource in upper levels – with a focus on Carruagem SW and Queimada orebodies – and to increase the Mineral Resource confidence in deeper levels of the mine at Carruagem orebody (40% of the underground drilling). At Lamego mine, underground channel sampling and geological mapping are performed in ore drives at development cycles. Data points (channel sampling and lithological contacts) are obtained from total station surveys and lithological/hydrothermal aspects are described by the geology team. Each channel sample is numbered, labelled, packed and sent to the AngloGold Ashanti laboratory at Queiroz plant. Average mass from these samples are about 1kg. Sample information are stored in a geological data management system (GDMS), as detailed below. Structural features are collected and stored in an Excel™ AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 23 spreadsheet. Due to shotcrete activities underground, there is limited time to do mine geological mapping and to help resolve the time constraint photogrammetry is being implemented to collect geological information, such as geological contacts. Underground DD programs address both long-term and short- term mining plans. For the drilling, core boxes are transported from drill pads to the surface coreshed. All the drill core is described and the potential mineralised zone sampled, normally 45% to 55% of the entire drillhole is sampled. The drill core is processed internally by the coreshed team. The drill holes are checked against the survey bulletin, sampled, the samples density measured and sent to the AngloGold Ashanti laboratory at Queiroz plant for assay. The information collected from each drillhole is also stored in the GDMS. The samples have a QA/QC program and all of them have a number that comes directly from the laboratory information management system (LIMS) software, which is unique and connected to the Central™ database. Currently, oriented drillholes are only undertaken in surface drilling programs. The geological model is also updated based on the stereograms, geological sections and data collected. Diamond drilling methods are explained in section 7.2. The surface position is collected using a combination of total stations and precision GPS. All data is processed in GIS software (ArcGis™, MapInfo™, or similar) and interpreted by the geologists. Due to the high degree of weathering geological mapping is done very carefully and the multi-element assay results from soil and chip samples used to aid the interpretation of stratigraphic units, alteration, and detection of gold or pathfinder anomalies. Every sample collected in the field has its own alpha-numeric code and fields containing spatial location, mass, date and many other features. Face channels are the most common method used for grade control sampling in the underground. The samples are collected from the advancing face using a mechanical cutter or pneumatic saw. The channel sections are, generally, 3 meters spaced along the development direction, and the samples are preferably taken at one-meter length and respecting the geological contacts and structures. Initially, paint marks are drawn across the section to limit the sampling intervals around the gallery. Numerical codes and geological information (e.g. litology, sulphidation, structural features) are assigned to each sampling interval. For each section, a detailed sketch presents all information regarding the batch containing the face channels. Additionally, for sake of quality control, photographic records are taken. From the records, it is possible to verify the numbering and labelling of the original and control samples, as well as the position of the channel intervals across the exposed rock face. After the 2-kilogram samples are collected, the survey technicians are accountable for surveying the intervals. The processing and validation of the survey data are performed on survey software followed by DatamineTM post-processing to generate the 3D traces of channel intervals. The area covered by exploration for the Lamego Operations has an approximate area of 1622ha. All the data from drilling, logging and sampling are stored in the AngloGold Ashanti Century™ Central database (GDMS) managed by the GIS department. After the data has been validated and inserted into the database by the exploration team, the GIS department is responsible to check and validate the data again. If any problem is found it is communicated to be fixed. A database backup is made daily as part of the AngloGold Ashanti mine protocol and processes. The exploration geological models are stored digitally in Leapfrog™ Central Software, which keeps all the model changes and revisions traceable by stage, date, branch and user. No data and information relevant to this report from external sources are used by the exploration team. 7.2 Drilling techniques and spacing Underground DD drilling is BQ size and utilises a wireline system, where all core is recovered. Different types of bits are used depending on the rock type, the main ones are Hayden™ and Achrebit™ 7 series and HaydenTM 9.11 and 15 series. The full hole tool is used throughout the program to reduce deviation and improve drilling accuracy and control. When maximum accuracy is required such as for navigated holes or long-inclined-boreholes (LIB Drilling), the directional drilling contractor uses a CWT™ (Continuous Wedging Tool) to control the hole trajectory with improved precision. All core is stored in plastic core boxes from CoreCase. All the core is logged in the core shed and 30% of the drill holes are logged geotechnically. The geological logging is done on the entire drill hole while the geotechnical description is undertaken 10 meters before and after the mineralised structure. The geological contacts and the sampling contacts are marked by the geologist during logging. Geological and sampling units have the same interval and are determined according to the lithological units on the mine. Coreshed workers are responsible for splitting the samples AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 24 according to the geologist’s sample instructions. Sample collection is only done after all contacts have been inserted into the database and a sampling table generated. Together with the sampling table, the sample number is produced for the LIMS system in duplicate, the first copy is glued on the plastic sample bag and the second one is put on the sample interval on the core boxes. The samples are numbered sequentially and packed according to sample ID into unique sample bags. The minimum sample size is 0.80m and the maximum is 1.20m. An exception is made for a mafic marker unit present between the BIFs which is normally around 40cm thick and is typically sampled as a separate unit. The samples produced are transported to the density area of the core shed where the density is measured by the Archimedes density method using a Jolly balance. Logging is both quantitative and qualitative. Amounts of accessories minerals, especially sulphides, are quantitative and described in percentages. The qualitative logging is done focusing on the definition of lithotypes (banded iron formation, metandesite, metapelites, metagraywackes, dyke, quartz-veins and carbonaceous metapelites), hydrothermal alteration (sericite-dominated zone, carbonate-dominated zone, chlorite-dominated zone, massive sulphide zone and silicification zone), structure (foliation, fractures, lineations, folds, faults and primary structures) and a brief interval description. Lithological, hydrothermal and structural 3D models have been generated in recent years. All core boxes are identified and photographed prior to sampling and the files are stored in the GDMS database. No significant issues are noted with any downhole surveys completed. Sample spacing was defined based on a grid optimisation study that aimed to assess the ideal drill grid spacing with the appropriate level of certainty for Measured, Indicated, and Inferred Mineral Resource. DD is used for Mineral Resource addition and conversion from Inferred to Indicated Mineral Resource and to Measured Mineral Resource; channel samples are collected in production areas at the grade control stage. Details of average drill hole spacing and type in relation to Mineral Resource classification Category Spacing m (-x-) Type of drilling Diamond RC Blasthole Channel Other Measured 10x15, 10x20, 20x10 Yes - - Yes - Indicated 30x40, 40x60, 60x40 Yes - - - - Inferred 120x60, 60x80, 80x120 Yes - - - - Grade/ore control 3x3 - - - Yes - 7.3 Results AngloGold Ashanti has elected not to provide drilling results for its operating mines as drilling at our Brownfields operations is generally to provide incremental additions, or conversions to already reported Mineral Resource and therefore they are not seen as material. While these increase confidence in our Mineral Resource as well as add life-of-mine extensions, the incremental additions that occur on a yearly basis are not material to that operation or the company as a whole. In cases where the drilling projects are supporting a non-sustaining addition, these projects are commented on in the project section of the report (Section 1.4 and/or Section 7.1). In our major greenfield projects if any single drill result is considered material and may change the reported Mineral Resource significantly then it will be reported. This report is not being submitted in support of the disclosure of exploration results and therefore no disclosure of drilling or sample results is provided.

AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021

7.4 Locations of drill holes and other samples

Lamego mine drilling plan in 2021, plan view direction.



Orebody wireframe
Historical drill holes
2021 Executed Drillholes
N
400m

7.5 Hydrogeology

Data collection for hydrogeological characterisation in the Cuiabá/Lamego mining complex follows different national standards (NBRs) developed by the Brazilian Association of Technical Standards (ABNT). Certain procedures do not have a national standard and, in these cases, relevant international standards, such as United States Environmental Agency (US-EPA), American Association for Testing & Materials (ASTM) and others, are considered.

Monitoring programs are designed with the objective of collecting data that may demonstrate variations in the flow regime and water quality over time. The design of these programs is based on ASTM D5717-95E1 (1998), and US-EPA (2004) standards for groundwater, and on NBR 9897/1987 and ANA (2011) standards for surface water. The methods and procedures to collect and treat the data are described below:

- One of the main sources of groundwater data is monitoring wells. These are constructed based on the NBR 15495-1/2007 standard that establishes the requirements for the design and construction of groundwater monitoring wells in granular aquifers, and the NBR 15495-2/2008 standard that sets the methods and procedures for the development in wells.
- Pumping Wells for groundwater extraction, mine dewatering and aquifer tests are installed using two different standards: NBR 12212/2017 Tube well project for groundwater extraction procedure, and NBR 12244/2006 water well construction of groundwater wells.
- Once the wells are installed, groundwater levels are measured periodically using dummies and/or pressure transducers with dataloggers. In the case of pressure transducers, all data are barometric compensated by a locally installed barometer.

Precipitation, temperature, and evaporation data are available by the Brazilian Water Agency (ANA) at several different stations. AngloGold Ashanti also have local climate stations at each site that monitor this same information. Surface water, wastewater and spring discharge monitoring is conducted through one the following strategies: using a weir, a Parshall flume, crest-stage cages, or a current meter. The selection of the discharge monitoring strategy is location specific and is based on aspects such as typical discharge rate, section length, access to the location etc. The monitoring strategy is defined during the design of the monitoring program.

Aquifer tests and slug-bail tests (influencing a water well and monitoring water levels at another) are conducted to determine the hydraulic proprieties of groundwater systems. Parameters determined through these tests may include hydraulic conductivity, transmissivity, storage and anisotropy. Aquifer tests may also be used to help determine the type of aquifer assessed (unconfined, confined, partially confined, dual

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AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021 porosity etc). There is no national standard focused on these types of tests. Hence, aquifer and slug-bail tests are conducted in according to the general literature such as Kreseman and deRidder (1994) and ABGE (2013). Data interpretations are often performed with the assistance of specialised software, such as AquiferTest Pro™. ABGE (2013) also describes the procedures for permeability tests performed in soils, boreholes, and pits.

Groundwater system representation often involves the development of conceptual and numerical hydrogeological models, which must be based on the compiled and collected data Therefore, the workflows described by Anderson et al. (2002), ASTM (1993 and 1996) are applied.

The development of a hydrogeological conceptual model involves the description of the hydrogeological system evaluated, focusing on the critical aspects that define groundwater flow:

- Definition and characterisation of hydrostratigraphic units (aquifers, aquitards), including the predominant porosity type in each unit (primary and/or secondary porosity)
- Definition of the hydrodynamic properties of these units (transmissivity, hydraulic conductivity, specific storage coefficient, effective porosity)
- Characterisation of surface water bodies (streams, rivers and lakes) and understanding how they can interact with groundwater in the area of interest
- Definition and justification (i.e. calculation method and results) of the recharge rates applied based on Healy and Cook (2002), Scanlon and Healy (2002) and Healy and Scanlon (2010)
- Characterisation of the flow system (potentiometric map, hydraulic gradients, flow speed)
- Conceptual water balance (previous quantification, estimation, of the volumes of water entering and leaving the study area, under pre-tailing conditions) using the Thornthwaite and Mather (1955) method (USGS 2010)

Data and analyses leading to a hydrologic site and system conceptual model (Anderson et al. 2002)


Lithologic Units Map (Soil & Rock)
Geologic Stratigraphic Column (Soil & Rock)
Soil Permeability Maps
Estimated/Assigned Primary Porosity & Permeability of Lithologic Units
Hydrology: Aquifer Properties Determined From Lab Or On-Site Studies or Tests
Fault & Fracture Zone Map (Structural & Geomorphic Discontinuities)
Estimated/Assigned Secondary Porosity & Permeability of Descontinuities)
Subsurface Geologic Framework Models & Cross Sections
Alternative Subsurface Geologic Framework Models & Cross Sections
Hydrostratigraphic Units (Thickness, Hydraulic Conductivity, Storativity)
Hydrostructural Units (Thickness, Hydraulic Conductivity, Storativity)
Hydrogeologic Model
-Aquifers/Confining Units
-Geologic/Geomorphic Continuity
-Homogeneous/Heterogeneous Units
-Isotropic/Anisotropic Units
-Confined/Unconfined Hydrologic Response
-Dimensionality
Type & Distribution of Recharge
Type & Distribution of Discharge
Topographic Map
Water Well Data: Heads
Hydrogeologic Model
Hydrogeologic System Conceptual Model
Distribution of Isotopes
Hydrochemical Species Distribution
Flow Path Chemistry
Flow Path Vectors
Type & Distribution of Boundary Conditions
Potentiometric Surfaces
No
Yes
Hydrogeologic System Model
Confirm?

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AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021

Groundwater Modelling and predictive scenario analysis workflow (Anderson et al. 2002)


Conceptual Modeling
Define Objectives
Collect Data
Build Conceptual Model
No
Suitable?
Yes
Numerical Modeling
Design Model Grid
Assign Boundary Conditions
Assign Model Parameters
Calibrate and Validate Model
Predictive / Scenario Analysis
No
Suitable?
Yes
Sensitivity Analysis
No
Suitable?
Yes
Predictive Simulations
No
Suitable?
Yes
Post Audit?

As part of investigations to support mine operations, several hydrogeological studies are periodically performed, including:

- Meteorological data: precipitation, temperature, evaporation, atmospheric pressures.
- Lithology and geological characterisation: stratigraphy context, structural analysis as faults dip/orientation, fracture network and how it affects the groundwater system.
- Field testing: aquifer pumping tests and slug-bail tests.
- Monitoring program: periodical spring field survey, surface water discharge monitoring, water level (piezometers and wells) monitoring and water pumping monitoring.
- Conceptual and numerical hydrogeological models: site characterisation conceptual model and groundwater numerical model (FEFLOW or MODFLOW).

In terms of climate monitoring and classification, according to the Köppen classification, the regional climate is tropical with summer storms (Aw), that is, it has dry winters with little rainfall, and hot and humid summers with storms. Two climate stations are monitored nearby the mining area, one operated by AngloGold Ashanti, located at the Lamego mining site, and one from Brazilian Agricultural Research Corporation (EMBRAPA) located at Belo Horizonte. Based on the climatic data available from this station, a climatological water balance was calculated. This showed positive balance between October and March and a negative in July and September, therefore the annual balance has an exceedance of 630mm/year, equivalent of 42% of the annual precipitation. (WST 2021).

Based on the precipitation data available from the AngloGold Ashanti station in Lamego, as well as surface water discharge monitoring data, and evaporation data obtained through the SSEBop model (Operational Simplified Surface Energy Balance) provided by AppEEARS (2021) - Application for Extracting and Exploring Analysis Ready Samples (database organised by NASA - National Aeronautics and Space Administration and USGS - United States Geological Survey), an annual recharge average was estimated: An average of 166.88 mm/year, which represents 11% of the annual precipitation.

The most recent spring survey in the surroundings of the Lamego Mine was conducted in 2021. A total of 69 springs were identified in the field. These springs occurring mostly in the weathered zone and are related with schist cleavage and fracture networks. The springs have a slightly acid pH (mean 5.9), low electrical conductivity (48 uS/cm), oxidizing redox condition (186.7 mV). These springs are out of the mining hydrogeochemical influence zone, representing groundwater quality without influence of mining operations (WST 2020).

Discharge and water quality of surface water bodies have been monitored monthly since 2019 at eleven points. For five of these points, discharge has been monitored for a longer period viz. since 2005. Pumping from the underground mine is also monitored. An historical average pumping rate of 79.95 m^3/hour is registered in the mine. This pumping rate is within the dewatering rate granted by local environmental agency (WST 2021).

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AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021

Groundwater levels are monitored in 11 observations wells. Comparing the water level variation with precipitation data, pumping rates, proximity with drainages and water bodies, it was concluded that precipitation is the main factor influencing the monitored groundwater level (WST, 2021).

Observation well locations for groundwater level monitoring.


628000
628500
629000
629500
7798000
7797500
MLM-2013
MLM-2016
MLM-2009
MLM-2008
MLM-2015
MLM-2014
MLM-2007
MLM-2012
MLM-2010
MLM-2011
0
100
200
400
m
LEGENDA
Poço de Monitoramento
SRC: SAD 1969 96 UTM Zone 23S
Projeção: Transverse Mercator
Datum: South American Datum 1969 96
Data: 20/12/2021
WATER SERVICES
AND TECHNOLOGIES

The main hydrostratigraphic units of the area were defined by SWS (2015). This was based mostly in fracture frequency and weathering data, rather than lithological description. It was observed that there is a correlation in the data demonstrating that fracture frequency decreases with depth. This led to the definition of the following hydrostratigraphic units:

- Oxidised zone (0m to 50m): Associated with the weathered zone. It has relatively moderate hydraulic conductivity and high storage coefficient. Most groundwater from occurs in this zone, due to the lower permeability of underlaying zones. Groundwater flow direction is highly influenced by topography.
- Fractured zone (50 to 500m): In this zone, the hydraulic conductivity varies proportional to the degree of fractures and connection between them. Hydraulic conductivity is, in general, low. It is assumed that the storage coefficient is lower than in the oxidised unit and decreases with depth.
- Non-fractured zone (greater than 500m). due the absence of fractures this unit has a very low permeability, and it is considered a hydraulic barrier.

The groundwater flow at the Lamego Mine area is from the south to north, following hydrology and topography. Even though pumping at Lamego Mine has been active since 2006, drawdown observed in several piezometers is relatively low (0m to 10m of drawdown) in respect to the underground mine depth. This is related to the low hydraulic conductivity of the medium (WST 2019).

Regarding the dynamics of local flow conditions, monitoring data reveal that subsurface water circulation occur predominant in the weathered zone. Additionally, due to the low permeability of hydrogeological units in depth, deeper flow occurs along fractures, interconnected joints/faults of the rock below the weathered zone. Recharge in the study area occurs in the shallow weathered zone, causing the main flow directions to coincide with the topography of the region.

In underground mines, seepages are localised, generally occurring where workings intercept faults and fractures. AngloGold Ashanti operates dewatering systems in the underground mines, that manage to ensure the safe expansion of galleries in terms of hydrogeological aspects.

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AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 29 Pumping rates applied with the dewatering systems are recorded and stored as part of historical monitoring data. This data may, in turn, be used in future hydrogeological assessments to support, for instance, mine expansion evaluations. Pumping/dewatering monitoring data is used in helping further define the hydrogeological conceptual model of Lamego, and as input data to numerical models. 7.6 Geotechnical testing and analysis Geotechnical logging is done for the exploration drillholes to obtain the rock mass characteristics using the RMR (Rock Mass Rating) and Q (Tunneling Quality Index) methods which are industry standard. These rock mass classifications are used in the planned designs to analyse the presence of any adverse geotechnical condition. The uniaxial intact rock compressive strength (UCS) and deformability (E, poisson) are obtained through uniaxial compressive strength tests in external laboratories. The last tests were completed in 2016 at the UFMG (Universidade Federal de Minas Gerais) Rock Mechanics laboratory, where 69 specimens divided by the main lithologies were subjected to uniaxial and triaxial testing. Furthermore, some uniaxial tests were done in the Rock Mechanics laboratory facilities located at Cuiabá mine. In Lamego mine, there are five main geotechnical domains which are derived from grouped lithologies with the same range of geotechnical parameters and values of classification. They are based on the main lithologies present in each portion of the mine, as can be seen in the figure below. The lithologies that represent these domains are the metapelites (X1), graphitic schist (XG), meta-andesite (MAN), banded iron formation (BIF) and metachert (MCH). Their geotechnical characteristics are indicated in the graphic below: Geotechnical characteristics of the main domains in Lamego mine AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 30 8 Sample preparation, analysis and security 8.1 Sample preparation The samples are obtained from surface and underground DD and channel samples manually collected on sublevel walls and faces to obtain 2kg chips. Channel sampling is done every three linear meters and the DHH drilling targets are planned accordingly for addition and conversion purposes. The most common sample type is core, with the percentage proportion of DD samples vs channels samples being 70/30. The sampling contacts are preferably selected to honour the geological domains. The geological contacts and sampling intervals are defined and marked on the drill cores by the accountable geologist. Sampling lengths vary from 0.6m to 1.2m depending on the mineralisation features and core recovery rate. For underground drilling no sub-sampling is performed, and the cores are fully assayed. For surface exploration purposes, DDH sampling is done on-site with an automatic hydraulic saw sampler. Half of the cut core remains stored for audits or further studies. The usual wireline tube sizes are LTK, BQ, and NQ with 35.3, 36.5mm, and 47.7mm diameters respectively. During logging, each individual sample (channel or DD) receives a unique ID code. All further information related to the sample is then assigned to its respective code generated by the LIMS system. The Datamine™ GDMS is used to store and manage all information relating to sampling protocols and QAQC. Geological data (e.g. lithology definition, sulphur grades, structural features, mineralogical characteristics, alteration, recovery) are input into the GDMS by the accountable geologist or technician. Assay data such as chemical analysis or density are also imported into the GDMS directly after the result is received from the laboratory. The sample collection starts after intervals are properly created in GDMS with complete descriptive information (e.g. hole ID, sampling intervals, sample type, sample ID, purpose). The printed ID labels are assigned to each sampling interval and also on the plastic bag that contains the sample prepared for dispatch. Mineralisation domains are interpreted by chemical, lithological, or structural features. The intercept thickness is converted to true thickness by doing a trigonometric calculation using the relation between the drilling and modelled orebody directions. Except for specific exploratory surface drilling, there is no routine orientation for drill holes. All drill holes are surveyed at regular intervals, obtaining azimuth and dip measurements. The original samples and returned material (coarse and pulp rejects from the laboratory) are properly identified and stored in core sheds in conditions that maintain their integrity over time. Only pulp returns above 0.5g/t are stored, with those under this threshold discarded. Only samples that have been through the QAQC process as well as any required reviews are discarded. Drilling recoveries are measured as a percentage loss. this is calculated by dividing the measured length of the recovered core by the rig penetration. Recovery is monitored by the geologist and rig operators to achieve a minimum of 80% recovery. Depending on how fractured the material is, a variety of operational drilling parameters (rods, rotation, penetration rate, RPC) may be changed to give the required recovery. There is no ongoing action to monitor recovery in channels samples. No correlation between sample recovery and gold grades has been noted. AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 31 AngloGold Ashanti’s average drilling recovery performance per rig No sub-sampling is performed for the underground drilling samples. Underground drilling including infill drilling and channel chips are fully taken for analysis. The surface drilling for exploration purposes is sawn in half with an automatic hydraulic saw sampler. One half is taken following the sampling routine and the second half is stored in the original case for further studies and audits. 8.2 Assay method and laboratory The Queiroz Laboratory does not have external accreditation for gold and sulphur analysis. Current accreditation includes ISO-17025 for environmental analysis issued by Instituto Nacional de Metrologia, Normalização e Qualidade Industrial (INMETRO) registration code: CRL 0342. The sample preparation consists of the following steps: • Receipt: the sample labels are verified and registered in the LIMS system • Drying: samples are placed in clean trays on trolleys and oven-dried at a temperature of 110 ± 5°C • Crushing: original samples pass through a jaw crusher with a rotary tube divider to achieve a particle size of 80% to 90% passing through 2 mm; cleaning between samples uses pressurised air and inert rock samples after batch • Milling: crushed samples are milled by an LM2 mill to 75µm. Cleaning between samples uses pressurised air and inert rock samples after each batch • An aliquot of 30g is scooped from the milled sample for an assay • Remaining crushed and milled samples are returned The analytical method employed by Queiroz and contractor laboratories (Australasian Laboratory Services (ALS)) is the Fire Assay with AA finish. The fusion-cupellation is considered one of the most effective and well-stablished techniques for gold assay in the industry. The method consists in melting the physically prepared samples. After melting the glass slag is removed and the remaining material goes to cupellation to separate the precious metals from lead. Thus, the buttons containing the gold and silver are dissolved and the solution has its metals concentration read by atomic absorption spectrometry. The ALS laboratory is used for external checks with duplicates sent on a quarterly basis and is also used for exploratory campaigns by the exploration team. 8.3 Sampling governance The Lamego Quality Assurance and Quality Control (QA/QC) program is designed to monitor precision (reproducibility), bias (accuracy) and to be used as an indicator of the origin of problems in the analytical and preparation process. QC comprises standards (certified reference materials, CRM), blanks, and duplicates inserted into each batch of samples sent to internal or external laboratories, following the AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 32 AngloGold Ashanti QAQC Guideline and industry best practice. To guarantee the data quality, QA is performed by geology and Mineral Resource evaluation teams by applying controls and procedures to monitor the entire sampling/assay chain. CRMs used to monitor accuracy are manufactured by Geostats™ and Rocklabs™. These standards are sold as pulverised samples, so are not subjected to the crushing and milling preparation, being inserted directly for chemical analysis. The performance is evaluated through control charts and multiplot graphs which allow identification of biases, trends, and extreme variability to different grade classes. Historical performances of the analytical data from Queiroz and external laboratories agree with AngloGold Ashanti benchmarks, which is 2 times the standard deviation of each CRM. The repeatability of assayed samples is estimated and monitored by using matched pairs of samples at each sub-sampling stage. The crushed and milled duplicated returned to the laboratory are re-labelled and inserted in a second batch as a new original sample. Precision and error is evaluated by plotting the Quantile-Quantile (QQ) relation, Half Absolute Relative Difference (HARD), and scatter graphs of paired data. The required precision is that 90% of the pulp duplicates should have a maximum error of 10%. Coarse duplicates should have a maximum error of 20% for 90% of the values. Recent audit reports from Optiro and Golder stated that QAQC implemented procedures in Cuiabá-Lamego are consistent with good industry standards. Minor recommendations are being implemented. To preserve integrity, the samples are under security observation by trained staff from the time of collection to the delivery at the laboratory. High-quality labelled core cases are used to identify the samples and protect them from cross-contamination. After the samples are delivered to the coresheds, trained technicians verify the sample information and check the intervals and drill codes to match with the spreadsheet provided by the rig operator. The collected samples are placed in new high-quality plastic bags, barcoded, and sealed for transportation. The LIMS system is used for a chain of custody and includes the creation of submittal forms that are shared with the laboratory with sample shipments to make certain that all samples are properly received. The remaining half core samples and returned milled and crushed material are stored under conditions that are clean and dry to avoid contamination and preserve sample quality. The first stage of sample validation is performed by the comparing the LIMS and GDMS systems. The systems are set to display warning messages and reject new inputs if inconsistencies are found in sample information. The second level of validation is to ensure that sample co-ordinates and survey were precisely inserted. Continual calibration of survey equipment and visual inspection of sample positions in 3D software is performed prior to geological modelling and estimation. The Mineral Resource evaluation team is accountable to verify and validate the assays on a weekly basis. Once a batch fails the performance requirements, the samples are rejected and a re-assay is requested. The final layer of validation is performed by the geologists when updating the Mineral Resource models. Sample grades and positions are verified according to their geological expectation. If an inconsistency is identified, the respective samples are removed until an investigation is completed. Optiro and Golder completed audits of the Mineral Resource in 2015 and 2019 respectively. The issues and recommendations below were identified during these audits and the recommended actions have already been implemented: • QAQC procedures, protocols, insertion rates, data treatment, and reporting are all different between brownfields exploration and mine geology at Cuiabá and Lamego. It makes sense to have a single set of procedures and protocols, a single supervising geologist, and a single operation-wide monthly QAQC report. • Blanks in the QAQC system need to be inserted between high-grade samples so that they have the greatest chance of detecting contamination. At present, the fixed insertion positions do not achieve maximum value out of the blank stream. • Duplicate QC samples need to be generated and inserted for Lamego. Moreover, the duplicates currently generated for Cuiabá are split out and re-inserted by the Nova Lima laboratory and thus are not blind. A proper blind set of duplicates for both crushed residue and for pulp residue is required, which will necessitate some procedural changes.

AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021

- A check or umpire assay program is required for both sites and this can be combined. This is common at most gold mines and most mines within the AngloGold Ashanti group. The frequency can be three-monthly but preferably monthly, depending upon the number of samples generated. The best industry practice is to submit up to 10% of samples to a high-quality umpire laboratory together with some standards.
- Particle grind size (pulp sieving) analysis needs to be introduced for both mines. This can be carried out by the assay laboratory (wet sieving) and should be generated at a suggested rate of 1 in 20. It is understood that the laboratory at Nova Lima already does its own pulp size testing, and this should be reported to the mine.

8.4 Quality Control and Quality Assurance

Geology follows QA/QC and sampling protocols designed by sampling specialists, reviewed, and approved by the relevant technical Senior Vice President (SVP). The QA/QC program is developed to monitor the quality of data and provide an indication of the origin of problems in the sampling and analytical process. The measurement of core recovery is performed for all core drillings. The verification aims to determine whether a relationship exists between grade and recovery to assess the potential for grade bias. Down-hole surveys are collected for holes that are deeper than 50m. For magnetic surveys, the correct declination is applied for adjusting the readings to true north. The impact of the surrounding rocks must be considered and where magnetic minerals are presented alternative survey methods, such as Gyro, are used.

For monitoring bias, precision, and accuracy a minimum rate of QAQC material is established for each sampling purpose:

- Grade Control: 1% of blanks (consisting of crushed and fine), 2% of CRMs, 1% of duplicates (including crushed, milled, and rig)
- Mineral Resource conversion (EX2A): 5% of blanks (consisting of crushed and fine), 5% of CRMs, 5% of duplicates (including crushed, milled, and rig)
- Mineral Resource addition (EX2B): 4% of blanks (consisting of crushed and fine), 4% of CRMs, 4% of duplicates (including crushed, milled, and rig)
- Exploratory (EX3): 4% of blanks (consisting of crushed and fine), 4% of CRMs, 4% of duplicates (including crushed, milled, and rig).

The analytical performance of QC material is done weekly by monitoring statistics and control charts. Every month a report is prepared to show the last 30 days' performance and appropriate actions are taken depending on the results.

Sieve analysis, for particle size, and mass measurements at each subsampling stage are also monitored. The sieve analysis performed for crushed material show 80% to 90% passing 2mm, and for pulp material 90% to 95% passing 75um are achieved and is suitable for gold assay methods (e.g., Fire Assay, LeachWell™, etc.). Lamego operation accepts the sieve analysis results and they are seen in the graphs below.

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AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021

Sieve analysis control for crushed material performed by Queiroz laboratory


ANGLOGOLDASHANTI
CUIABÁ/LAMEGO - EXPLORATION - Sieve Analysis - Crushed
% passing 2mm)
Sample
% Passing 200#
80% Passing
90% Passing

Sieve analysis control for pulp material performed by Queiroz laboratory


ANGLOGOLDASHANTI
CUIABÁ/LAMEGO - EXPLORATION - Sieve Analysis - Pulp
% passing (75µm)
Sample
% Passing 200#
90% Passing
95% Passing

Check sample submissions are often performed to compare the accuracy of a laboratory to another umpire laboratory using the same assay method. The minimum submission rates are:

- Grade Control: Quarterly, 100 to 200 random samples from mineralised material.
- Resource conversion: Quarterly, 10% per project.
- Resource addition: Quarterly, 10% per project.
- Exploratory (EX3): Quarterly, 10% per project.

Results of the QAQC programmes are shown in the following charts.

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AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021

Grade Control and exploration standards (low- and high-grades)


ANGLOGOLDASHANTI
LAMEGO
GC & EXPL - STANDARD: Si81 (1.79 +/- 0.03)
2021
1.95
1.90
1.85
1.80
1.75
1.70
1.65
Assay Values
BV (Mean)
BV + 2 stdev
BV - 2 stdev
Mean


ANGLOGOLDASHANTI
LAMEGO
GC & EXPL - STANDARD: SP73 (18.17 +/- 0.42)
2021
20.00
19.50
19.00
18.50
18.00
17.50
17.00
16.50
16.00
Assay Values
BV (Mean)
BV + 2 stdev
BV - 2 stdev
Mean

Grade control and exploration blanks (1).


ANGLOGOLDASHANTI
Operation - Lamego - Blank Samples
Nº of Samples 1287
Nº of Failed samples 1
Au (g/t)
Assay Value
Tolerance

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AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021

Grade control and exploration blanks (2).


ANGLOGOLDASHANTI
Exploration - Lamego - Blank Samples
Nº of Samples 266
Nº of Failed samples 1
Au (g/t)
Assay Value
Tolerance

Grade Control duplicate samples.



Grade Control - Pulp
Cuiabá And Lamego
y = 1.0313x - 0.0427
R² = 0.8954
Duplicate values (g/t)
Original values (g/t)
Check assays
Linear (Check assays)
Linear (Parity line)



Grade Control - Crushed
Cuiabá And Lamego
y = x
y = 0.9944x + 0.0415
R² = 0.9189
Duplicate values (g/t)
Original values (g/t)
Check assays
Linear (Check assays)
Linear (Parity line)



Grade Control - Pulp Duplicates
Cuiabá and Lamego
90% of the pairs has a precision of 40%
70% of the pairs has a precision of 15%
% HARD
Cumulative frequency (percentile rank)



Grade Control - Crushed Duplicates
Cuiabá and Lamego
60% of the pairs has a precision of 10%
% HARD
Cumulative frequency (percentile rank)

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36

AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021

Exploration duplicate samples.


Exploration - Pulp
Cuiabá And Lamego
y = 1.1076x - 0.1249
R² = 0.8069
y = x
Duplicate values (g/t)
Original values (g/t)
Check assays
Linear (Check assays)
Linear (Parity line)
Exploration - Crushed
Cuiabá And Lamego
y = x
y = 0.824x + 0.0567
R² = 0.7499
Duplicate values (g/t)
Original values (g/t)
Check assays
Linear (Check assays)
Linear (Parity line)
Exploration - Pulp Duplicates
Cuiabá and Lamego
60% of the pairs has a precision of 10%
80% of the pairs has a precision of 20%
% HARD
Cumulative frequency (percentile rank)
Exploration - Crushed Duplicates
Cuiabá and Lamego
80% of the pairs has a precision of 25%
50% of the pairs has a precision of 10%
% HARD
Cumulative frequency (percentile rank)

8.5 Qualified Person's opinion on adequacy

All the steps of sample preparation, security, and analytical procedures follow conventional industry practice and have been reviewed by external audits. The analytical procedures are aligned to conventional industry practice and therefore considered appropriate.

All controls applied in the QAQC program showed robust performance aligned to industry best practice. In the QPs opinion the sample preparation, security (chain of custody), and analytical procedures are appropriate for use in the estimation of Mineral Resource.

9 Data verification

9.1 Data verification procedures

The Mineral Resource QP is based at the Cuiabá-Lamego complex and closely involved with the routine data verification processes.

The policy and procedures for data verification data includes a range of routines and controls to monitor the quality of the information at the different stages along the chain of custody. For drilling, survey measurements are undertaken to ensure the rig location and drilling directions. At the coresheds, checks are done on core recovery rates, labelling, and sample integrity. The geological logging ensures that samples are appropriately collected, respecting internal guidelines and industry best practices. The quality verification of the analytical data is achieved by following the controls of subsampling, drying, crushing, milling, assay and use of certified reference materials, blank samples and duplicates. The monitoring of these quality indicators is compiled by the QP into monthly reports that present the overall performance over time, an analysis of deficiencies, and the actions planned to correct identified issues.

Internal audits for QAQC and sampling protocols are done every two years by the internal AngloGold Ashanti sampling specialist.

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AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021

9.2 Limitations on, or failure to conduct verification

No known limitations or failures to conduct data verification are reported.

9.3 Qualified Person's opinion on data adequacy

The QP is of the opinion that Lamego's Technical Report Summary complies with all disclosure standards and acceptable industry practices. The drilling, sampling, preparation, analysis and data security are in accordance with acceptable exploration industry practices and industry standards and are suitable for use in Mineral Resource estimation. There are no drilling, sampling or recovery factors that could materially impact the accuracy and reliability of the results.

10 Mineral processing and metallurgical testing

10.1 Mineral processing / metallurgical testing

Geometallurgical work is conducted in the routine of the process laboratory. The work consists of characterising mineralised material from the different mining fronts of the Cuiabá and Lamego mines and performing tests to evaluate performance. In the tests the individualised performance of milling, gravimetric recovery, gold and sulphur recovery from flotation, and gold recovery from leaching are evaluated.

Geometallurgical work is conducted as routine in the process laboratory. The work consists of characterising mineralised material from the different mining fronts of the Cuiabá and Lamego mines. The results are classified based on performance class ranges that are used to compare the results obtained in the industrial circuit.

The first step is to define the mine region of interest, then holes are drilled and samples sent for chemical analysis. Samples are sent to the Queiroz process laboratory and prepared by using riffle sample splitters and the JIS standard. Initially the samples are crushed until 100% is below 1/8". The crushed product are then milled for three different times (10, 15 and 20 minutes). In each milling test the size distributions that are realised are used to calculate the milling curve and determine the necessary milling time to achieve P80 = 74 µm. Then, the samples are milled for the calculated time and the particle size distribution checked.

The flow is then divided into two, for the first the regular industrial flowsheet is evaluated and for the other one the ore refractory index is estimated by direct leaching. In the regular route, the sample is run through to a Falcon, centrifuge concentrator. The Falcon concentrate is then passed over a shaking table and the concentrate weighed and sent for analysis. The shaking table and Falcon tails are directed to the flotation stage. Flotation is performed in cells with one rougher stage and one cleaner stage. The Flotation tails are sent for analysis and flotation concentrate is calcined in a muffle furnace. The calcine material is leached in bottle roller with cyanide. Then the solution and final solid are sent for analysis.

The geometallurgical laboratory test flowsheet is shown in the figure below.

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AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021

Geometallurgical sample processing flowsheet


GEOMETALLURGY LABORATORY TESTS FLOWSHEET
PARAMETERS / EVALUATIONS
Samples
Crushing
Screening (<1/8")
1 Chemical Analysis: Au, S, C, As e Cu
2 MLA (Ore characterization)
3 BET (Specific Surface Area)
Milling P80 (74 µm)
Milling Curve P80 (74 µm)
Milling Index– Wi Correlation
Chemical composition
Direct Leaching
Solution
Tails
Global Recovery without oxidation
Ore Refractory index
Centrifuge Concentration
Concentrate
Shaking Table
Gravity recovery
Gold grain size distribution
Gold particles association
Flotation
Gold and Sulfur recovery
Mineral composition (main sulphides)
Sulfides PSD and liberation index
Mineral associations
Calcine
Leaching
Calcine Porosity (surface area)
Leaching Recovery
Gold grain size distribution
Gold association / encapsulation
Gold forms proportion (Native, Electrum)

The results are classified based on performance class ranges that are used to compare the results obtained in the operational circuit.

Results of the geometallurgical testwork


Gravimetry
GOLD RECOVERY
ML GEOMET REAL
30,1 26,8 29,2 37,9 33,1 31,3 32,5 28,9 35,4 36,2 32,6 36,3
Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec
QUALITY CLASS
A B C D Not studied
Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec
Flotation
GOLD RECOVERY
ML GEOMET REAL
94,4 95,5 95,4 94,1 93,5 94,5 92,8 93,4 93,9 93,3 94,8 95,3
Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec
QUALITY CLASS
A B C D Not studied
Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec
Leaching
GOLD RECOVERY
ML GEOMET REAL
94,7 94,3 93,6 94,5 93,8 93,9 95,0 94,5 92,1 92,0 94,1 92,3
Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec
QUALITY CLASS
A B C D Not studied
Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec

The work is conducted as routine in the process laboratory. The work consists of characterising ore from the different ore mining fronts from the Cuiabá and Lamego mines and performing test work to evaluate their recovery performance. In the tests the individual performance of milling, gravimetric recovery, gold, and sulphur recovery from flotation are evaluated, as well as gold recovery from leaching.

10.2 Laboratory and results

The analytical and laboratory tests are conducted internally at Queiroz laboratory. It is accredited with ISO 17025 for environmental assays.

The metallurgical recovery is calculated based on historical performance is 93.3%, and this is used to estimate the Mineral Reserve as well as to define the expected gold production. Also, there is a machine learning algorithm that previews gold recovery based on geological models.

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AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021

Global recovery by machine learning in 2021


GLOBAL RECOVERY BY MACHINE LEARNING IN 2021
95
90
85
80
94,4 93,8 93,8 93,5 93,6 93,7 92,8 92,8 92,8 93,0 92,9 92,9
Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec

10.3 Qualified Person's opinion on data adequacy

In the QP's opinion the data is considered adequate for reporting purposes and follow analytical procedures that are aligned to AngloGold Ashanti standards and conventional industry practice.

11 Mineral Resource estimates

11.1 Reasonable basis for establishing the prospects of economic extraction for Mineral Resource

The mineability and reasonable and realistic prospects for economic extraction for underground Mineral Resource were defined by the application of three-dimensional mine design shapes based on economic and practical mining requirements, using Mineable Stope Optimiser™ (MSO) process in Datamine™ Studio UG Software. By following AngloGold Ashanti's Guidelines for Reporting, the process of extraction design the extraction criteria should be the same as those for Mineral Reserve determination, however, with the difference being that the Mineral Resource uses the metal product prices for the Mineral Resource, defined as $1500/oz. The basis for cut-off grade calculations was defined in accordance with AngloGold Ashanti's Code for the Calculation of cut-off grades and included: mine cost; haulage - stoping ore; shaft - stoping ore; plant - (variable); stay in business capital (SIB) - mine; SIB - plant; primary development; secondary development; Raise borer development; prod taxes.

The following parameters were applied to run the MSO process in the Datamine™ Studio UG Software:

- Optimisation field: AU
- Density (Default): 2.78g/cm3
- Dip and Strike Controls:
    - Strike: 0
    - Dip: According to panel
    - Dynamic dip: Activated using the orebody wireframes
- Optimisation Method:
    - Maximise stope grade above cut-off
    - COG sublevel stoping: 1.06g/t
    - COG cut and fill: 1.66g/t
- Framework is manually adjusted for each panel of each orebody, being:
    - Angle: Aligned with the mineralisation regional strike on the panel
    - Extension: Respecting the vertical limits of the panel and lateral limits of mineralisation
- Stope Method: Slice Method Vertical Stopes Along Framework Y Axis (YZ)
- Section Intervals: Fixed (6m)
- Level Intervals: It used the same assumption for Mineral Reserve (level, pillar, etc)
- Stope Width: Min (1.8) / Max (100) / Min Pillar Between Parallel Stopes (5m)
- Stope Dip Angles
    - Cut and fill: Min (20) / Max (160) / Max Change (20)
    - Sublevel Stope:

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AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021

        - Footwall: Min (37) / Max (143) / Max Change (20)
        - Hangingwall: Min (20) / Max (160) / Max Change (20)
- Stope Strike Angle: Min (30) / Max (30) / Max Change (20)
- Stope Thickness Ratio:
    - Top to Bottom: 5
    - Left to Right: 5
- Stope Layout:
    - Cut and fill: Not allowed substope shape
    - Sublevel Stope: Allowed substope shape vertical (0.5 / 1.0)
- Vertical Shape Refinement
    - Cut and fill: Not allowed (only 4 points)
    - Sublevel Stope: 8 points
- StandOff Material:
    - Applied to attribute LAV =1 (that assigns the mined-out areas in the block model) greater than Distance (5m) with Max % (30) contribution.
- The Standoff option was used in the configuration to prevent the generation of stopes in regions already mined and/or in their immediate vicinity. The maximum allowed dilution percentage (30%) is justified to allow stopes in an area already developed (5m from the ore drive, adjacent to a 15m vertical stope).

The open pit Mineral Resource was also constrained by an economic pit shell. The assumptions considered in the evaluation of the potential mineable Mineral Resource were according to AngloGold Ashanti Guidelines for Reporting, and a cross reference to Córrego do Sítio mines (Córrego do Sítio Mineração), where parameters were adjusted due to the scale effect. The Lerchs-Grossman algorithm was used to define the maximum economic pit shell to constrain the Mineral Resource. The following assumptions are the assumptions used:

- Selling costs: $0.7234/g
- Mining costs (ore): Fixed: $0.38/t / Variable: $1.19/t
- Plant costs: $10.84/t
- Mine dilution: 5%
- Mine recovery: 95%
- Plant recovery (heap leach): 70%
- Waste cost relation: 0.89%
- Discount rate %y.y: 7%
- Overall angle: 45°

The metallurgical plants are connected by an aerial ropeway (Cuiabá gold plant and Queiroz plant) and served by a set of small hydropower plants (Rio de Peixe). Rio de Peixe hydroelectric complex is a set of seven small hydropower plants that generate energy from three dams (Ingleses, Miguelo and Codorna), and connect directly to the Queiroz plant.

All concessions are currently active, in good legal and operational standing, and free of liabilities and/or major obligations. The operation is located between the cities of Nova Lima, Caete, Sabará, Rio Acima and Raposos within the Belo Horizonte metropolitan region and most employees reside in these cities. No social, environmental or legal risks are identified that impact economic extraction of the Mineral Resource.

The primary product sold from the mining and beneficiation of ore at Cuiabá-Lamego, is gold bullion. Provided the bullion meets the LBMA Good Delivery standard, it is accepted by all market participants and thus provides a ready market for sale. Sulphuric acid is sold as a by-product and is sold by contract based on pricing in the Argus Sulfuric Acid CFR Brazil index.

For Mineral Reserve, the gold price considered for estimation is $1,200/oz. For Mineral Resource, estimation of constrained Mineral Resource was made considering a gold price of $1,500/oz. The USD/BRL exchange rate was stipulated as BRL/$5.15 for Minera l Reserve estimation and BRL/$5.29 for Mineral Resource. Gold price and exchange rate are determined by the registrant on an annual basis.

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AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021

Royalties payable to the Brazilian Federal Government under CFEM are based on 1.5% of gold revenue and are included in the cash flow analysis.

There are no known material risks to the extraction of the Mineral Resource. As a low-grade operation, the accurate prediction of grade and the management of its variability is critical to ensure a successful operation. An independent external Mineral Resource and Mineral Reserve audit was undertaken in 2019 and found no fatal flaws in the process or output.

Lamego mine is fully reported as an ongoing life-of-mine Mineral Resource and Mineral Reserve. The estimates for capital and operating costs are appropriate and already fully capture all necessary costs to support the Mineral Reserve life-of-mine. Gold price and exchange rate are both compliant with the AngloGold Ashanti Guidelines for Reporting. Underground assumptions and constraints are based on technical specifications and/or historical data. There are no restrictions associated with environmental, social, economic, and/or political matters that could potentially affect the figures stated as Mineral Resource or Mineral Reserve.

11.2 Key assumptions, parameters and methods used

Note that both Mineral Resource inclusive of Mineral Reserve and Mineral Resource exclusive of Mineral Resource are reported in this Technical Report Summary. These are clearly identified as such and given equal prominence.

Mineral Resource is reported as of 31 December 2021. To appropriately demonstrate reasonable prospects of economic extraction, underground Mineral Resource was constrained by MSO shapes and open pit Mineral Resource was constrained in an economically optimised pit shell defined by the Lerchs-Grossman algorithm. A gold price of $1500 $/oz is used for both MSO and open pit Mineral Resource. The Mineral Resource has been depleted to 31 December 2021, using underground scanned voids of mined areas until 30 September 2021, and planned mining areas for October, November, and December 2021.

The Mineral Resource tonnages and grades are estimated and reported in situ.

Parameters under which the Mineral Resource was generated for underground.

Cost Inputs Lamego Mine, Underground	Unit	Sublevel Stoping	Cut and Fill
Ore mined	k tonnes	497	497
Total material mined	k tonnes	819	749
Costs			
Lateral development (average)	$/m	3,175	3,264
Production	$/tonne ore mined	12.94	15.86
Material handling	$/tonne ore mined	13.58	64.43
Processing cost	$/tonne treated	20.09	19.75
Exploration capitalised	$/tonne treated	6.67	6.49
Mineral Resource price			
Mineral Resource Price	BRL/oz	7,940	7,940
Other Parameters			
Metallurgical recovery	%	93.5	93.5
MSO optimising cut-off	g/t	1.06	1.66
Marginal Mineral Resource cut-off grade	g/t	1.06	1.66

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AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021

Parameters under which the Mineral Resource was generated for the open pit

Cost inputs Lamego mine, Open pit	Unit	Open pit
Ore mined	k tonnes	930
Waste mined	k tonnes	3183
Total material mined	k tonnes	4113
Stripping ratio	t:t	3:1
Costs		
Ore mining cost	$/tonne mined	1.19
Waste mining cost	$/tonne mined	1.05
Processing cost	$/tonne treated	10.84
G and A	$/tonne treated	2.00
Mineral Resource price		
Mineral Resource price	BRL/oz	7,940
Other parameters		
Met. recovery	%	70%
Slope angles	degree	40 to 50
Mineral Resource cut-off grade	g/t	0.34

The Mineral Resource modelling was performed in two stages: first, potentially mineralised lithotype solids of BIFs and metacherts (MCH) were modelled, followed by modelling of a mineralised shell with a grade above 1.0g/t. Grades lower than Au 1.0g/t were occasionally included in the mineralised shell as internal dilution to ensure the continuity of the mineralisation. A low-grade domain composed mainly of samples with grades below 1g/t inside of BIF and MCH domains were modelled and estimated separately. This low-grade shell was categorised as marginal ore and is not reported as a Mineral Resource and is used as dilution in mine planning.

All the geological information comes from a robust database populated by audited processes in line with international reporting codes and best practice. All drill hole samples are logged by exploration, mine, and rock mechanic geologists who supplied the required interpretation parameters. Lamego uses a GDBMS Century™ database that records all changes, and the QA/QC program is used to validate the data.

There are no obvious geological, mining, metallurgical, environmental, infrastructural, legal, or economic factors that could have a significant effect on the prospects of the Lamego deposit.

Geological interpretation has been used for the interpretation of mineralised envelopes. High-grade capping was based on probability plots. The tonnages are reported a based on dry densities.

The geological model is used to subdivide sampling information into domains for estimation which uses ordinary kriging and classification of the Mineral Resource is based on conditional simulation.

The Lamego Mineral Resource is represented by individual block models for the five major orebodies of the deposit; the block models were generated by ordinary kriging estimation into the 3D geological model. The geological model was developed based on multiple sections orthogonal to the plunge of the mineralised horizons, considering all the gold grades.

The surface grade-tonnage-curve (GTC) shows that this is a low-grade area with 0.93Mt at zero cut-off grade with an average grade of 1.02 g/t resulting in 30koz. If a cut-off grade of 2.0 g/t is used, the tonnage reduces substantially to 0.15Mt at an average grade of 2.31 g/t for 11koz.

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AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021

Lamego inclusive Mineral Resource gold grade and tonnage curve (surface)


Total Aga Mineracao - Lamego
Surface (Metric Interpolated Attributable Values)
Tonnes above cut-off (millions)
1.00
0.80
0.60
0.40
0.20
0.00
0.00 0.50 1.00 1.50 2.00 2.50 3.00 3.50 4.00 4.50 5.00 5.50 6.00 6.50 7.00
Cut-off grade (g/t)
20.00
17.50
15.00
12.50
10.00
7.50
5.00
2.50
0.00
Average grade above cut-off (g/t)
Tonnes above cut-off
Average grade above cut-off (g/t)

The underground GTC presents a significant reduction in tonnes when considered at cut-off grades above 1.50 Au g/t. The total tonnes are reduced by almost 50% when a cut-off grade of 2.5 Au g/t is used.

Lamego inclusive Mineral Resource gold grade and tonnage curve (underground)



Total Aga Mineracao - Lamego
Underground (Metric Interpolated Attributable Values)
Tonnes above cut-off (millions)
11.00
9.00
7.00
5.00
3.00
1.00
Average grade above cut-off (g/t)
7.00
6.00
5.00
4.00
3.00
0.00
0.50
1.00
1.50
2.00
2.50
3.00
3.50
4.00
4.50
5.00
Cut-off grade (g/t)
Tonnes above cut-off
Average grade above cut-off (g/t)

30 March 2022

44

AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 45 Domaining For estimation purposes, wireframes were built to capture the ore geometry. The wireframes were built using a combination of channel logging/mapping data, as well as 3D drill information. The orebody modelling was utilised implicit modelling inside of the potentially mineralised rock types (MCH and BIF) and subsequent modelling of solids above 1g/t inside of lithotypes wireframes using LeapfrogTM software. Discontinuities were modelled as surfaces, and mineralised domains were divided into low-grade BIFs and high-grade MCH. Sample spacing Sample spacing was defined based on a grid optimisation study that aimed to assess the ideal drill grid spacing with the appropriate level of uncertainty for Measured, Indicated, and Inferred Mineral Resource. Compositing Prior to selecting the composite length, the data were visually analysed using a histogram of sample length to identify the statistical mode of length. Samples in each domain were composited to 0.8m. Validations of total length and total metal were undertaken to ensure that sample compositing did not change these values. Extreme grade values (top capping) In order to avoid overestimation caused by anomalous high-grade samples, distribution analyses were performed for each value of Au, S, and arsenic grades. This process was used to identify the grade outliers. For density, absent values were assigned to samples with values lower than 2 and values greater than 6, due to the fact that those values probably represent errors in measurement or typing when compared to expected densities for the rock types. Top capping is applied individually for each domain and orebody. Estimation block size The block sizes in the models have dimensions 10m x 10m x 10m. To fill the solid the models are subdivided up to 15 times in each direction in order to represent the volume of the solid. The estimation is performed using the parent block, i.e., 10m in each direction. Interpolation parameters Ordinary kriging was performed separately for each of the orebody domains, using the following protocol. The search ellipsoids were scaled up in multiple phases, where the scale of the search volume was gradually increased by multiples of the original input values that is, multiples of the maximum distance in each one of the directions of the variogram ranges. Blocks that had not been estimated during the first pass were only estimated after increasing factors of 2x and 3x in successive passes until all blocks have been estimated. With this approach, more than 95% of the blocks were estimated, resulting in a maximum search volume equal to 3 times the distance of the variogram range along with the plunge, and always respecting the geological correlation of the gold variable within each one of the mineralised lenses. In general, S grades present a poor correlation to Au grades in Carruagem, Arco da Velha and Cabeça de Pedra orebodies, with correlation coefficients varying from 0.09 to 0.3 in the BIF domain, and 0.06 to 0.23 in the MCH domain. An exception is evident for the Queimada orebody, dominantly composed of BIF, which presents a positive correlation coefficient of 0.53. Au grades and S grades are estimated separately in all domains and orebodies. Geological model wireframes were built using Leapfrog GeoTM v2021.1.2. Variography, grade estimation, and stochastic simulation used Isatis™ v2018.5. Datamine Studio RMTM v1.10.69.0 was used to generate the block models and final validations. Datamine Studio UGTM v2.7 and EPSTM v3.1.56 were used to define the MSO stopes. Detailed model validation is undertaken to ensure the integrity and consistency of the estimated Mineral Resource. The following employed techniques provide enough information to identify and overcome explicit errors, biases and optimise the kriging strategy: • Volume comparisons between block models and wireframes; the volume ratio must be close to 1. AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 46 • Visual inspection of the estimated grade distribution; the block grades must match the overall high- low trends supported by the samples. • Cross-validations used to verify variogram models and kriging parameters. • Quantitative kriging neighbourhood analysis is used to optimise the search strategy aiming for the best balance between kriging efficiency, the slope of regression, and the proportion of negative weights. • Statistical validation to compare the variances, means, and spatial correlation of data and models. Histograms, probability plots, QQ plots, and exploratory data analysis are created for each estimated domain. • Graphic validation such as swath plots along east, north, and vertical directions are used for local validation of the mean. Contact analysis allows to verify the consistency of geological boundaries used for interpolation. • Disctrete Gaussian change of support curves to account for the smoothing rate and check if kriging is properly honouring the data at specific cut-offs. • Reconciliation of Mineral Resource models against the prior model and mine production, as well as monthly reconciliation reports. The estimation includes S, which is used to define the sulphuric acid by-product. Estimation parameters for S are defined using the same process as for Au. As is also estimated for environmental purposes. Density is estimated by ordinary kriging (using the measured density in core) for each domain, as with the other variables estimated. 11.3 Mineral Resource classification and uncertainty In accordance with the AngloGold Ashanti Guidelines for Reporting, the classification of Mineral Resource is done based on geostatistical simulation results (sequential gaussian simulation (SGS) and sequential indicator simulation (SIS)), using the 15% rule, where a Measured Mineral Resource should be expected to be within 15% of the metal estimated at least 90% of the time (for three month periods), while for an Indicated Mineral Resource estimate the annual estimate should be within 15% of the metal estimated at least 90% of the time (for yearly periods). For Inferred Mineral Resource the error may be greater than 15%, 90% of the time (for yearly periods). Once each category's error is assessed, the final classification is refined based on the grid spacing that was determined by a grid optimisation study, which defined the optimum grid spacing to achieve the level of uncertainty accepted for each Mineral Resource category. The sample spacing for each category of Mineral Resource was defined as: • Measured: 10m x 15m • Indicated: 30m x 40m • Inferred: 60m x 80m The main sources of uncertainty that could affect the estimates are: 1) the high variability of Au grades, mainly for the MCH domain that is composed of a silicified zone with visible gold nuggets, and; 2) the lithological discontinuity of the modelled lenses, with short strike continuity. Aiming to mitigate the impact of these uncertainties in the estimates, a theoretical geostatistical simulation study was performed to identify the optimal drilling grid spacing to deliver the appropriate level of uncertainty for each Mineral Resource category. The study is aligned to the AngloGold Ashanti Guidelines for Reporting and the 15% rule. Areas with an open-spaced grid can represent a source of uncertainty, however, Lamego mine has a proactive drilling program to advance the Mineral Resource conversion from Inferred to Indicated Mineral Resource, and from Indicated to Measured Mineral Resource and further to Grade Control. In the QPs opinion, there are no significant risks and uncertainties that could reasonably be expected to affect the reliability or confidence in the exploration information or Mineral Resource. All sources of uncertainty have been addressed to mitigate their impacts in the estimates. AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 47 11.4 Mineral Resource summary The inclusive Measured and Indicated Mineral Resource for Lamego were estimated at 31 December 2021 to be 6.34Mt at 2.93g/t for 596koz of gold, with an additional Inferred Mineral Resource of 4.92Mt at 3.01g/t for 475koz of gold. The 2021 inclusive Mineral Resource showed an increase of 2.3% when compared to 2020, mainly due to exploration additions. The cut-off grades for the Mineral Resource are shown below for surface and underground These were based on calculated costs, and AngloGold Ashanti’s Guidelines for Reporting that set the gold price of $1500/oz, and exchange rate of 5.15 BRL/$. The Mineral Resource is reported as at 31 December 2021. • Underground: • Sublevel stope: 1.06 g/t • Cut and fill: 1.66 g/t • Surface: 0.34 g/t The Lamego exclusive Mineral Resource is tabulated below. Exclusive gold Mineral Resource by area Lamego Tonnes Grade Contained gold as at 31 December 2021 Category million g/t tonnes Moz Main Deposits - Arco da Velha Measured 0.27 2.39 0.64 0.02 Indicated 0.22 2.22 0.50 0.02 Measured & Indicated 0.49 2.31 1.13 0.04 Inferred 0.45 2.01 0.91 0.03 Main Deposits - Cabeça de Pedra Measured 0.30 3.19 0.96 0.03 Indicated 0.66 2.76 1.83 0.06 Measured & Indicated 0.96 2.90 2.79 0.09 Inferred 1.11 2.79 3.10 0.10 Main Deposits - Carruagem Measured 1.53 3.40 5.21 0.17 Indicated 1.00 2.96 2.96 0.10 Measured & Indicated 2.53 3.23 8.18 0.26 Inferred 1.67 3.72 6.21 0.20 Secondary Areas - Queimada Measured 0.02 2.04 0.05 0.00 Indicated 0.09 3.53 0.32 0.01 Measured & Indicated 0.11 3.22 0.37 0.01 Inferred 0.52 3.77 1.94 0.06 Secondary Areas - Arco NE Measured - - - - Indicated - - - - Measured & Indicated - - - - Inferred 0.85 2.72 2.32 0.07 Open pit - Arco da Velha Measured - - - - Indicated 0.61 1.03 0.63 0.02 Measured & Indicated 0.61 1.03 0.63 0.02 Inferred 0.32 0.98 0.31 0.01 Total Measured 2.12 3.23 6.86 0.22 Indicated 2.59 2.41 6.24 0.20 Measured & Indicated 4.71 2.78 13.10 0.42 Inferred 4.92 2.41 14.80 0.48 11.5 Qualified Person's opinion The QP is not aware of any relevant technical and economic factors likely to influence the prospect of economic extraction which could materially affect the Mineral Resource and/or influence the prospect of economic extraction. AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 48 12 Mineral Reserve estimates 12.1 Key assumptions, parameters and methods used To estimate the Mineral Reserve, the geological model provided by the geology team was used and modifying assumptions applied to convert the Indicated and Measured Mineral Resource. The modifying assumptions included: mining methods (sublevel and open stoping), cut-off grade (COG) (based on the 2022 business plan), metallurgical recovery, mine call factor (MCF), operational dilution, dollar exchange rate, gold price, and geotechnical constraints, amongst other factors. Using all the relevant information, a financial analysis was performed to classify the proposed stopes as economically viable or not. Only the economically viable part of the mine was reported in the reported Mineral Reserve. The Mineral Reserve is reported as at 31 December 2021. The tonnages and grades of the Mineral Reserve are estimated and reported as delivered to the Cuiabá plant, the ore is blended with the ore from the Cuiabá mine where it is processed to a concentrate and then transported to the Queiroz plant at the city of Nova Lima, for further refining including smelting and producing gold bars. For the 2021 Mineral Reserve Lamego mine was fully designed as a sublevel stoping mine, which considered geotechnical constraints (rib/sill pillars, stope dimensions, slope angle) and economic criteria (COG and feasibility analysis to a viable production plan). Planned and operational dilution, mine recovery and mine call factor were applied to the mine design. The following assumptions and modifying factors are applied: • AU price: $1,200 /oz • USD/BRL exchange rate: 5.15 • Cut-off grade (full grade ore): 2.97g/t • Operational dilution: Development (20% in tonnage) / Sublevel areas: (15% in tonnage). • Mining Recovery (MRF): (100% Development / 90% Sublevel areas) • Mine Call Factor (MCF): 94.5% • Metallurgical Recovery (MetRF): 93.5% Gold price and exchange rate were defined based on the AngloGold Ashanti Guidelines for Reporting. Other modifying factors are supported by historical data and/or technical criteria. Data from reconciliation process (Jan-21 to Sept-21) provided Operational Dilution and Mining Recovery, while MCF and MetRF were based at data available from plant (2-year average). As a low-grade operation, Lamego Mineral Reserve estimates may be impacted mainly by gold price variations. The modifying factors were considered as average for all Lamego mine deposits, as described below. Mineral Reserve modifying factors as at 31 December 2021 Primary Commodity Price ($) Local Price of Primary Commodity Unit Exchange Rate Cut-off grade g/t Au Stoping width cm Main Deposits - Arco da Velha 1,200 BRL/oz 5.15 2.97 500.0 Main Deposits - Carruagem 1,200 BRL/oz 5.15 2.97 500.0 Secondary Areas - Queimada 1,200 BRL/oz 5.15 2.97 500.0 as at 31 December 2021 Dilution % Dilution g/t % MRF (based on tonnes) % MCF MetRF % Main Deposits - Arco da Velha 15.0 0.0 90.0 94.5 93.5 Main Deposits - Carruagem 15.0 0.0 90.0 94.5 93.5 Secondary Areas - Queimada 15.0 0.0 90.0 94.5 93.5

AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 49 12.2 Cut-off grades The cut-off grade is determined following AngloGold Ashanti RRSC guideline and is based on the assumptions below: • Gold price: $1200 • USD/BRL exchange Rate: 5.15 • Costs: based on AngloGold Ashanti forecast business plan 2022 (BUP22). As BUP22 had a different exchange rate (5.20), all costs were converted to the RRSC recommended exchange rate (5.15). Costs and cost per/ton applied for COG calculation. It is important to note that Lamego Mine cost structure do not considers G&A costs, which are fully accounted at Cuiabá Mine G&A, following AGA Cuiaba & Lamego Mining Complex guidance. Another important parameter for these calculations was the plant’s gold recovery, adopted as 93.5% (based at historical data from plant processing). As plant facilities are shared by Cuiabá and Lamego sites, plant costs are proportionally distributed to site’s contribution. The cut-off grade was calculated using the assumptions, rates and formula presented and rates presented in the table below. The distribution ($/driver) was based on the average planned production to 2021. Cut-off grade rates and assumptions Item Unit Value ($) ROM mass tpy 497,112 Production taxes $/t prod 28.43 Plant recovery % 93.50 Grams per ounce g/oz 31.103481 Gold price %/oz 1,200 Total costs $ 53,335,697 OPEX 2022 + SIB AVG 5Y RESERVES RESERVES US$ US$ US$/driver Mine cost - (variable) 3,778,678 3,815,364 Stope mass (t) 11.02 Mine cost - (fixed) 2,592,654 2,617,825 ROM mass (t) 5.27 Haulage - Stoping ore 6,175,952 6,235,912 Stope mass (t) 18.02 Haulage - Dev ore 511,239 516,203 Dev ore mass (t) 3.42 Shaft - Stoping ore 0 0 Stope mass (t) 0.00 Shaft - Dev ore 0 0 Dev ore mass (t) 0.00 Plant - (variable) 525,619 530,723 Treate ore (t) 1.07 Plant - (fixed) 9,461,942 9,553,806 Treate ore (t) 19.22 Prod taxes 1,274,650 1,287,025 REF oz (oz) 28.43 Primary Dev. 11,136,415 11,244,536 Primary dev (m) 3,353.04 Secondary Dev. 7,006,450 7,074,474 Secondary dev (m) 2,929.06 RB Dev. 0 0 Raise borer (m) 0.00 G&A - Mine 0 0 ROM mass (t) 0.00 G&A - Plant 0 0 Treate ore (t) 0.00 G&A - Others 0 0 Treate ore (t) 0.00 SIB - Mine 6,475,182 6,538,048 ROM mass (t) 13.15 SIB - Plant 1,237,329 1,249,341 Treate ore (t) 2.51 SIB - Others 0 0 Treate ore (t) 0.00 Exploration - Capitalized 3,284,307 3,316,193 Treate ore (t) 6.67 Others -637,562 -643,752 Treate ore (t) -1.29 AISC 52,822,854 53,335,697 LAMEGO Driver AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 50 Lamego’s Mineral Reserve cut-off grade formula: Cut-off grade = (Total Costs / ROM Mass) / (Plant Recovery * (Gold Price – Production Taxes) / Grams per Ounces) ❖ ROM = run of mine The cut-off grade used in the Mineral Reserve estimates for the Lamego mine was 2.97g/t Au. 12.3 Mineral Reserve classification and uncertainty The Mineral Resource estimate uses ordinary kriging and classification is done based on geostatistical simulation results (SGS and SIS), using the 15% rule (error less than 15% with 90% confidence for 3- month production period for Measured Mineral Resource, less than 15% with 90% confidence for 1-year production for Indicated Mineral Resource) and the results related to drillhole spacing. The Mineral Resource is estimated based on the mining and metallurgical costs, and also the corporate standards for gold price and exchange rate, which demonstrates the reasonable prospect of economic extraction. For Mineral Reserve, design and evaluation, mining parameters such as the mining method, minimum mining width, MCF, dilution and recovery are all applied in the process. A Mineral Resource block model which represents the orebody domains and is classified according confidence level is used to design the Mineral Reserve. Only Measured and Indicated Mineral Resource converts to Mineral Reserve. The Mineral Reserve design is then evaluated and scheduled without the Inferred Mineral Resource influence. The final Mineral Reserve is then reported as Proven or Probable Mineral Reserve, based on the majority classification within each design unit. With caution AngloGold Ashanti uses Inferred Mineral Resource in its Mineral Reserve estimation process and the Inferred Mineral Resource is included in the pit shell or underground extraction shape determination. As such the Inferred Mineral Resource may influence the extraction shape. The quoted Mineral Reserve from these volumes includes only the converted Measured and Indicated Mineral Resource and no Inferred Mineral Resource is converted to Mineral Reserve. The Mineral Reserve is tested for standalone economic viability through AngloGold Ashanti’s Inferred Mineral Resource test. In this test, all Inferred Mineral Resource is assigned a zero grade and the remaining Proven and Probable Mineral Reserve tested for a positive economic outcome. Only if the Proven and Probable Mineral Reserve passes this test is it quoted as a Mineral Reserve. All the Feasibility Measured Mineral Resource has been converted to Proven Mineral Reserve. Inferred Mineral Resource is not reported as Mineral Reserve, which is only derived from the Measured and Indicated Mineral Resource. The Mineral Resource fully comprises the Mineral Reserve, but also considers Inferred Mineral Resource and areas defined by its cut-off. Both Mineral Resource inclusive of Mineral Reserve and Mineral Resource exclusive of Mineral Resource are reported in this Technical Report Summary. These are clearly identified as such and given equal prominence. 12.4 Mineral Reserve summary Gold price and exchange rate were defined by the AngloGold Ashanti Guidelines for Reporting. Commodity prices and exchange rates are annually reviewed by the AngloGold Ashanti Mineral Resource and Ore Reserve Steering Committee (RRSC) based on market predictions and analysis, as detailed in section 16. Cost (capital and operational) were based on the latest Business Plan approved by senior management and are considered adequate to capture the cost scenario for coming years, considering the life-of-mine Mineral Reserve. In 2021 the gold price was specified at $1200/oz and an exchange rate to the Brazilian real to the dollar of 5.15. Lamego is a BIF-hosted gold deposit with 3 main operational orebodies: Carruagem, Arco da Velha and Queimada. Mining of all ore is currently from underground, extracted by the sublevel stoping method. AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 51 The Mineral Reserve has increased by 1% compared to the 2020 Mineral Reserve after depletion. Mineral Reserve by area Lamego Tonnes Grade Contained gold as at 31 December 2021 Category million g/t tonnes Moz Main Deposits - Arco da Velha Proven 0.08 1.86 0.15 0.00 Probable 0.02 1.87 0.04 0.00 Total 0.10 1.86 0.19 0.01 Main Deposits - Carruagem Proven 0.37 2.71 0.99 0.03 Probable 0.40 2.88 1.16 0.04 Total 0.77 2.80 2.15 0.07 Secondary Areas - Queimada Proven 0.01 2.14 0.02 0.00 Probable 0.48 3.00 1.43 0.05 Total 0.49 2.99 1.45 0.05 Total Proven 0.46 2.55 1.17 0.04 Probable 0.90 2.92 2.63 0.08 Total 1.36 2.80 3.79 0.12 All ore extracted is treated, there is no stockpile and the pillars are not considered in the Mineral Reserve. The ore extracted is transported to surface (using diesel trucks) to be primarily crushed at site and then transported to Cuiabá mine by conventional trucks. At Cuiabá, the ore is dropped in a bin for blending with Cuiabá ore at the secondary crushing facilities, which feeds the flotation mill. The reference point for the Lamego Mineral Reserve is the ore delivered to Cuiabá plant, at this point all factors are applied except metallurgical recovery. The Mineral Reserve is quoted as at 31 December 2021. 12.5 Qualified Person’s opinion The QP is not aware of any relevant technical and economic factors that may disprove the Mineral Reserve estimates, all data has been revised maintaining expected standards. 13 Mining methods The underground mining method projected in the Mineral Reserve is sublevel Stoping, with a minimum slope angle of 37 degrees and maximum 20m wide (dimensioned by geotechnical team, supported by Nickson 1992 stability analysis methodology). The development sections (w x h) are divided into primary and secondary developments, both 5.0m x 5.0m in dimension. Lamego development excavation layout AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 52 Lamego typical stope excavation layout Lamego started operating as a cut and fill mine and migrated to long hole stoping as geology and mining knowledge increased over time. These changes had a positive impact on productivity and costs, keeping the asset competitive and efficient. The changes started in 2014 and are now fully completed. The current mining method for Lamego is therefore sublevel stoping and consists in drilling longhole stopes 20m wide, with 15.0m drill length, a drilling mesh of 1.8m x 2.0m, and a slope angle of 37 degrees. A 4-meter-wide rib pillar is used between stopes. All sill pillar and vertical pillars pre-established by the rock mechanics team are respected, with mining done in retreat. Lamego vertical panel distribution by orebody PANEL Z (m) H (m) PANEL Z (m) H (m) PANEL Z (m) H (m) Roof 827 Roof 918 1 SLST Roof 780 38 Floor 770 57 Floor 884 34 Floor 742 PILLAR 10 PILLAR 880 4 PILLAR 739 3 Roof 760 Roof 880 2 SLST Roof 739 Floor 706 54 Floor 833 47 Floor 692 47 PILLAR 703 3 PILLAR 830 3 PILLAR 689 3 Roof 703 Roof 830 3.1 SLST Roof 689 Floor 650 53 Floor 783 47 Floor 665 24 PILLAR 645 5 PILLAR 780 3 PILLAR 662 3 Roof 645 Roof 780 3 SLST Roof 662 Floor 595 50 Floor 733 47 Floor 638 24 PILLAR 590 5 PILLAR 730 3 PILLAR 635 3 Roof 590 Roof 730 4.1 SLST Roof 635 Floor 540 50 Floor 680 50 Floor 606 29 PILLAR 535 5 PILLAR 675 5 PILLAR 603 3 Roof 535 Roof 675 4 SLST Roof 603 Floor 485 50 Floor 625 50 Floor 589 14 PILLAR 480 5 PILLAR 620 5 PILLAR 586 3 Roof 480 Roof 620 5.1 SLST Roof 586 Floor 430 50 Floor 570 50 Floor 559 27 PILLAR 425 5 PILLAR 565 5 PILLAR 554 5 Roof 425 Roof 565 5 SLST Roof 554 Floor 375 50 Floor 515 50 Floor 528 26 PILLAR 370 5 PILLAR 510 5 PILLAR 523 5 Roof 370 Roof 510 6.1 SLST Roof 523 Floor 320 50 Floor 460 50 Floor 498 25 PILLAR 315 5 PILLAR 455 5 PILLAR 493 5 Roof 455 6 SLST Roof 493 Floor 405 50 Floor 468 25 PILLAR 400 5 PILLAR 463 5 7.1 SLST Roof 463 Floor 438 25 PILLAR 433 5 7 SLST Roof 433 Floor 408 25 PILLAR 403 5 8.1 SLST Roof 403 Floor 378 25 PILLAR 373 5 8 SLST Roof 373 Floor 348 25 PILLAR 343 5 9.1 SLST Roof 343 Floor 318 25 PILLAR 313 5 9 SLST Roof 313 Floor 288 25 PILLAR 283 5 10.1 SLST Roof 283 Floor 258 25 PILLAR 253 5 10 SLST Roof 253 Floor 228 25 PILLAR 223 5 11.1 SLST Roof 223 Floor 198 25 PILLAR 193 5 11 Roof 193 Floor 168 25 PILLAR 163 5 SLST 3 SLST 1 SLST 4 SLST 2 SLST QUEIMADA ARCO DA VELHA CARRUAGEM 6 SLST 4 SLST 5 SLST 3 SLST 8 SLST 6 SLST 7 SLST 5 SLST 11 SLST 9 SLST 10 SLST 8 SLST 9 SLST 7 SLST 10 SLST

AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021

Typically, the mine sequence is top-down, but in some places bottom-up extraction is applied where required. Blind stopes are common and there is no need for stopes be filled from a stability perspective; however, when possible, they are used as a proximal waste dump to reduce mine-hauling.

Operational parameters (i.e., mining rate, dilution and recovery) are reviewed every year, to assure a more accurate production plan.

The mining rates and equipment selected are based on actual numbers, ranging 400-800 tons per day in each stope and considering a truck fleet of 30 tons capacity per truck. The development rates are considered at 40 meters/month/head.

Dilution control is performed using scanners, with around 90% of the stopes scanned at the end of each month.

Lamego has an environmental license currently constrained to 500kt (ROM and primary crushing) per year.

Design and scheduling is completed using mine planning software, with all stopes designs manually refined to achieve a more optimised and operational shape.

The production is limited by the treatment capacity at the Cuiaba plant and the Lamego operational license. In development, constraints are largely a function of available heads and jumbo fleet. An annual plan is generated that respects these constraints using monthly rates.

13.1 Requirements for stripping, underground development and backfilling

No open pits are currently in operation at Lamego and none are currently considered for the Mineral Reserve. However, there are exploration campaigns and project studies considering open pit targets nearby (e.g. AVOX) and there may be open pits in the future Mineral Reserve.

The underground mining method used is sublevel stoping which uses development waste as rockfill when required.

The Lamego mine is divided into panels. Each panel consists of 25 vertical meters at Carruagem and a 50 meter average height for the Arco da Velha and Queimada orebodies. All mining occurs using one or more ore drives. The sill pillars are 3 vertical meters between panels until the fourth panel and below that the sill pillars are 5 meters high. The ventilation system introduces fresh air through the ramp (main access for employees and equipment) by mechanical compression using exhaust fans installed at upcast return raises at Carruagem, Arco da Velha and Queimada orebodies.

13.2 Mine equipment, machinery and personnel

Lamego is sized to produce up to 500Ktpy or ore which is around 48koz of gold. The main operational fleet comprises 9 trucks (AD30/Scania P400), 5 LHDs (R1700 / ST14 / ST1030), 4 jumbos (Boomer 282) and 3 fandrills (DL321 / DL421 / Atlas M7C). An auxiliary fleet supports the current operation. The mine operates 4 shifts with around 200 direct workers, excluding contractors.

13.3 Final mine outline

The Lamego underground mine consists of 3 main operational orebodies: Carruagem, Arco da Velha and Queimada. Mine access (personnel and equipment) is through a single decline and the infrastructure level is estimated at 31 December 2021 as Z=783 (Arco da Velha) / Z=258 (Carruagem) / Z=620 (Queimada).

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AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021

Lamego underground mine - 2021 outline.


Lamego Mine – Underground
Mine Entrance
1000 Elev
500 Elev
0 Elev
783
620
258
Arco da Velha
Queimada
Carruagem
0 100 200
Mined
Ore Reserve 2021
Infrastructure level

14 Processing and recovery methods

Processing for the mine occurs through two processing plants, the first is the on-site Cuiabá plant which produces a concentrate, and the second is the Queiroz plant at Nova lima. The concentrate from Cuiabá is transferred by an aerial cableway, which is 20km long, to the Queiroz plant. The Queiroz plant refines the concentrate to produce the gold bars. Ore from both the Cuiabá mine and the Lamego mine are fed to the Cuiabá plant.

The Cuiabá metallurgical circuit has the capacity to treat 6,200 tonnes per day at the Queiroz plant, the concentrate is calcined, and the sulphide gas captured for processing through the acid plant which has the capacity to produce 230kt of sulphuric acid as a by-product per year.

At Cuiabá, the primary crushing circuit commences with a vibrating grid, whose retained material feeds the Metso C110 jaw crusher. This product then feeds the secondary crusher which also has a vibrating screen, whose retained material feeds a HP300 cone crusher. The HP300 product feeds a closed circuit consisting of a vibrating screen and a HP500 cone crusher (a 3rd stage crush). This three-stage screening and crushing process provides a final product with a particle size of P80 equal to 7.5mm.

The grinding circuit consists of a 4MW, 17' x 25' Outokumpo ball mill. The milled material is sent to a flotation circuit that comprises seven Rougher cells (60m3), eight cleaners (10m3) and two scavenger-cleaners (10m3). The sulphide concentrate which contains the gold is fed to the filtering plant, which is consists of two Andritz filter presses with 44 plates of 2,000mm x 2,000mm each. After being filtered, this concentrate is transported to the Queiroz plant by an aerial ropeway. The flotation tailings are sent to a dewatering circuit and filtered for subsequent dry stacking.

At the Queiroz Plant, the flotation concentrate is calcined in two existing roasters. The oxidation of the sulfides by burning generates SO_2 gas that is used in the production of sulfuric acid through the contact method. The calcined concentrate is then directed to the cyanide leaching steps called Calcined I.The rich solution is separated by a thickener and directed to the precipitation stage via the Merrill-Crowe process (zinc-precipitation). The pulp from the thickener underflow goes to the CIP (carbon in pulp) circuit. The gold absorbed on activated carbon is eluted and is also precipitated via the Merrill-Crowe process

The predictability of the recovery factors are based on a neural network model using machine learning in which the lithologies of the predicted ore are input and the recovery values calculated based on historical performances according to the proportion of the lithologies.

Another method of recovery predictability uses the geometallurgical tests done for the main ore zones at the Cuiabá and Lamego mines.

All processing methods, plant design or other parameters used have been commercially applied within the industry and the process well tested.

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AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021

The Cuiabá plant processing route


Cuiabá processing route
Shaft - Cuiaba Ore
Jaw Crusher
Ore Bin
70 %
30 %
Grid
Vibrating Screen
Conic Crusher
Ore Bin
Lamego Ore
Vibrating Screen
Conic Crusher
Press Filters
Concentrate
Flotation
Dewatering thickener
Hidrocyclone
Hidrocyclone
Ball Mill
Tails
20%
80%
Gravimetric Circuit
Circulating Load
Hidrocyclone
Thickener
Aerial Ropeway To Queiroz Plant
Backfill
Tails Dam
Vibrating Screen
Knelson Concentrators
Shaking Tables
Free Gold
Mine or Fill Stockpile

The Queiroz plant processing route



Queiroz Plant Processing Route
Lifts
Water
Pulp storage
Pulp conditioning
To H2SO4 plant
Roasters
Cooler
Cooler
Water
Water
To Effluent treatment
Cooling
590RE01
590RE02
Air
Leaching 1
Lime
CN
Lime
Lime
536RE16
536RE15
Thickener 559EP02
Air
536RE08
536RE07
536RE05
536RE01
Leaf filter A/B/R
Clarifier
CIP
Filter press A/B/C/R
Deaerator A/B
Zn+Pb(NO3)2
Leaching 2
CN + NaOH + H2O
538TQ02
538TQ04
538TQ06
538TQ08
538TQ03
538TQ05
538TQ07
538TQ09
536RE23
Calcinade dam
Smelter

15 Infrastructure

Lamego is an active mine with fully functioning infrastructure.

As a producing mine, Lamego site has security entrance, parking, office, sanitary, restaurant, medical, warehouse and mechanical maintenance facilities to support the current operation. Electrical and communication networks, water supply and sewage treatment facilities are also fully implemented. Road access to site is used for personnel and ore transport.

In the underground mine, there is one electrical substation per panel and per orebody. The mine pump system uses pulp pumps to cascade the water up via main pumping stations, one per level. There is a sump on each level to reduce the amount of solids. Each mine level has one refuge chamber and emergency ways are through ventilation raises.

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AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021

The ventilation system introduces fresh air through the ramp (main access for employees and equipment) by mechanical compression originated by exhaust fans installed at upcast return raises at Carruagem, Arco da Velha and Queimada orebodies.

Ore mined is transported by LHD with articulated trucks and dump trucks to primary crushing at surface through the main ramp. Crushed material is stockpiled at site and then transported by road to the plant facility at Cuiabá mine.

16 Market studies

Gold is the main product, with sulphuric acid produced as a by-product.

Gold

The primary product sold from the mining and beneficiation of ore at our operations, is gold doré. The accepted framework governing the sale or purchase of gold, is conformance to the loco London standard.

Only gold that meets the LBMAs Good Delivery standard is acceptable in the settlement of a loco London contract. In the loco London market, gold is traded directly between two parties without the involvement of an exchange, and so the system relies on strict specifications for fine ounce weight, purity and physical appearance.

For a bar to meet the LBMA Good Delivery standard, the following specifications must be met as a minimum:

- Weight: 350 fine troy ounces (min) 430 fine troy ounces (max)
- Purity / Fineness: Minimum fineness of 995.0 parts per thousand fine gold
- Appearance: Bars must be of good appearance not displaying any defects, irregularities such as cavities, holes or blisters.

Only bullion produced by refiners whose practices and bars meet the stringent standards of the LBMAs Good Delivery List can be traded on the London market. Such a refiner is then an LBMA Accredited Refiner and must continue to meet and uphold these standards for its bars to be traded in the London market.

Provided the bullion meets the LBMA Good Delivery standard, it is accepted by all market participants and thus provides a ready market for the sale or purchase of bullion.

Annually, the gold prices used for determining Mineral Resource and Mineral Reserve are determined by the RRSC. Two different prices used for determining Mineral Resource and Mineral Reserve. These prices are provided in local currencies and are calculated using the historic relationships between the dollar gold price and the local currency gold price.

The Mineral Resource price reflects the company's upside view of the gold price and at the same time ensures that the Mineral Resource defined will meet the reasonable prospects for economic extraction requirement. Typically, the price is set closer to spot than the Mineral Reserve price and is designed to highlight any Mineral Resource that is likely to be mined should the gold price move above its current range. A margin is maintained between the Mineral Resource and ruling spot price and this implies that Mineral Resource is economic at current prices but that it does not contribute sufficient margin to be in the current plans.

The Mineral Reserve price provided is the base price used for mine planning. AngloGold Ashanti selects a conservative Mineral Reserve price relative to its peers. This is done to fit into the strategy to include a margin in the mine planning process. The company uses a set of economic parameters to value its assets and Business plan, these economic parameters are set on a more regular basis and reflect the industry consensus for the next five years. These are generally higher than the Mineral Reserve price and enable more accurate short term financial planning. Finally, the company uses a fixed price to evaluate its project and set its hurdle rate. This price and the hurdle rate are set by the board and changed when indicated due to significant changes in the price of gold.

The determination of the Mineral Resource and Mineral Reserve prices are not based on a fixed average, but rather an informed decision made by looking at the trends in gold price. The gold prices and exchange

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AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 57 rates determined are then presented to the RRSC for review, in the form of an economic assumptions proposal document once a year (generally the second quarter of the year). After review and approval by the committee, it is sent to AngloGold Ashanti’s Executive Committee ("EXCO") for approval. The prices for copper, silver and molybdenum are determined using the same process used for gold. The determination of the Mineral Resource and Mineral Reserve prices are not based on a fixed average, but rather an informed decision made by looking at the trends in gold price. Sulphuric acid AGACSM in Brazil produces 98% sulfuric acid from roasting sulphide ore extracted from our underground mines in Minas Gerais state (inclusive of the Córrego do Sítio mine) which present variations in contaminants that need to be controlled to meet market requirements. In our facilities in Nova Lima, we separate the product according to the specifications identified in the analyses. performed daily. In the 2 tanks, the 4 types of product are produced for supply according to the destination of service to the following market segments (see below) Description of sulphuric acid products Our customers with current contracts for the supply of this input are CENIBRA – Celulose NIpo Brasileira S/A, Suzano S.A, Bauminas Química Ltda, Multitécnica Industrial Ltda, Aperam Inox America do Sul S.A. and Belgo Bekaert Arames S.A. Of these contracts, we are in the process of renewing with CENIBRA, Multitécnica, Suzano, Aperam and Belgo. The commitment with the Bauminas group expires at the end of 2022. We also supply SPOT customers according to positive variations in the initial production forecasts, including Gerdau Açominas S.A., Vallourec Tubos for industry S.A., Companhia Brasileira de Litio, Petrolub Industrial de Lubrificantes, among others with small quantities. The 2021 actual prices are far above the historical prices that are tracked through international market indicators through Argus Media Inc. This publication is used as a guide for the composition of the price of our contracts through the Argus Sulfuric Acid CFR Brazil index. During 2021, the pricing strategy for 2022 was to base it on the lowest value previously seen ($85/ton). However, in the remainder of 2021, after setting the budget price, higher market values were achieved and the forecast for 2022 was updated showing the possibility for higher revenue. The table below shows the prices achieved in November and December 2021 (around $150/ton), confirming a rising trend at remainder 2021 when compared to the price previously considered for budget. Sulphuric acid production and price achieved (Nov-Dec 2021) For 2022 Lamego is expecting a drop into prices as the current price is out of range compared to historical prices. For the mine’s forecasts, the budget considers $150/ton at the beginning of the year and $90/ton at the end of the year to use prices seen as more realistic. Material Contracts The Lamego ore transported to Cuiabá facilities is outsourced to Manserv who has a contract until 2023. Underground meshing support is currently outsourced to July Quartzo (contract until 2022), but for 2023 is expected to be fully covered by internal team. All noted contracts are with unaffiliated third parties. Specification of Acid Composition Characteristics Market Segment Standard Acid Iron Content max 30ppm Metallurgical, textile, lubricants Special Acid Maximum Mercury Content 0.1 ppm Micronutrients, Food, Sugar and Alcohol Acid 1 Maximum iron content 25 ppm Pulp and Paper Acid 2 Iron content above 30 ppm Fertilizers, steel and chemical lubricants AGACSM Acid Forecast Nov/21 Dec/21 2022 FY Tons Acid 15.335 15.115 168.028 Acid Price (US$/Ton) 150,00 150,00 115,00 AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 58 17 Environmental studies, permitting plans, negotiations, or agreements with local individuals or groups 17.1 Permitting AngloGold Ashanti holds all mineral (ANM) and environmental legal requirements from the federal government and Minas Gerais state. Mining concessions are granted for a period beyond the existing Mineral Reserve and include areas of likely Mineral Resource to Mineral Reserve conversions. All environmental licenses remain valid while a respective application is under consideration. All environmental and concession licenses, including reporting requirements, etc. are managed under the comprehensive software management system. This system controls all regulatory requirements at the federal, regional and local level and it is also used to respond to external audits and environmental agency inspections. For mineral rights requirements, the company uses Jazida™, a software that manages most of the requirements of mineral rights aspects. Environmental compliance and obligations are reviewed by the environmental agency regularly through inspections and permitting renewals. For instance, as part of the Operation License renewal, mining companies are required to present an environmental performance report that includes mainly, but not only: (i) evidence of attendance to the obligations; (ii) monitoring results and (iii) performance of the environmental control plan established by the current licence. The agency analyses this report and, after inspections, motivates technical advice (to approve/not approve the project) that is voted on by the Technical Mining Chamber. This is a specific group formed by legislation and includes NGO's, Industries, academic, government, agencies and civil society representants. Therefore, in Minas Gerais State, the permitting process is not only evaluated by Environmental Agency, but by several specific interest groups. For 2021, only the Environmental Impact Assessment for Lamego‘s optimisation project was planned. In 2022, the environmental permitting process will be formalised with the Environmental Agency, with the expectation of obtaining approval in the second quarter of 2024. Lamego’s Mine optimisation project plans for expansion of the current surface waste rock facility. Waste rock mass balance is under assessment to detail the final conceptual project, which is also expected for completion in 2022. The main risk to the execution of the production plan is rock stability in the underground mine and any loss of infrastructure for processing due to associated incidents. AGACSM has been working diligently to avoid the materialisation of these risks, noting that there is a possibility that general mining regulations and requirements will become more stringent due to the new mining scenario after the Brumadinho dam collapse, which may extend the time of future permitting process. 17.2 Requirements and plans for waste tailings disposal, site monitoring and water management Solid waste disposal follows federal and state legislations in the mining industry. The state Environmental Agency is responsible for inspecting and to verify whether legislation is followed and good practices are in place. As a result, mining companies need to annually report the waste inventory, which shows the balance of waste generation and final disposal (on-site or off-site). The final disposal place needs to be authorised by environmental agency prior to the disposal. The Lamego site manages this process accordingly. Regarding mining waste, Lamego site dumped 221,922 tonnes of mining waste rock in 2021 and plans to dispose 202,000 tonnes in 2022 at its waste dump. Piezometers and inclinometers are used to monitor the waste disposal structure. In Lamego, there is no beneficiation plant, so no tailings are generated. Ore is transferred by trucks to the Cuiabá operation for processing. Lamego has a water balance that supports the water management of the site. Water uses are covered by water grants which are regularly reviewed by the Environmental Agency. The closure plan considers the monitoring program post-closure until stabilisation of the environment. AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 59 17.3 Socio-economic impacts As part of the environmental permitting process, the state Environmental Agency requires the company to implement social programs that guarantee transparency and offer clear benefit to the local community. Regular meetings are in place to engage the community for AngloGold Ashanti projects. The company enjoys a good reputation with the community and local government, with a large part of its staff complement made up of local people and a large number of social projects being developed. AngloGold Ashanti is continuously working to maintain social licensing for its operation throughout the life-of-mine. The most common issue is related to dust from road haulage operations. These impacts are measured during environmental impact assessments, and mitigation programs are suggested during the permitting period. In most of the cases, new projects also include positive impacts such as the employment of local people. This allows the development of the local economy and improvement of resources available to the community. Regarding cultural impacts, AngloGold Ashanti works closely with IEPHA (State Institute of Historical and Artistic Heritage) and IPHAN (National Institute of Historical and Artistic Heritage) to mitigate and compensate the impacts on archaeological heritage. For instance, terms of agreement are discussed among these institutes and the company after they approve the new projects. AngloGold Ashanti has to follow strictly these terms, to which adherence is regularly evaluated by these institutes. 17.4 Mine closure and reclamation The mine closure plan is updated every 3 years with the most recent plan being concluded in 2020. The closure plan costs are annually audited by a specialist company (Ernst and Young) that checks all data, including unit costs and quantities. The current closure cost for site is $1.44M (exchange rate USD/BRL 5.15). The cost estimate is annually reviewed as conceptual designs move to final designs. Main closure activities are related to facilities decommissioning, waste rock pile coverage, drainage implementation and revegetation, and mine sealing. All the facilities are planned to be decommissioned considering underground structures, such as power and pumping stations, and surface facilities such as offices and workshops. A ten-year-monitoring program is planned to guarantee geotechnical and chemical stability, especially with regard to potential impact on water resources. 17.5 Qualified Person's opinion on adequacy of current plans In the QP's opinion the current plans are adequate to address any issues related to environmental compliance, permitting and community affairs. 17.6 Commitments to ensure local procurement and hiring One of AngloGold Ashanti’s values is to have the communities and societies in which we operate to be better off because of our presence, by contributing with social, cultural and economic development. One of the ways we play this transforming role is by valuing local labour. Lamego adherence to this value is evidenced by maintaining the full workforce throughout the Covid19 pandemic. In 2020, we employed approximately 7,000 people, directly and indirectly. In the state of Minas Gerais, Lamego and Cuiabá operations generate 1,849 jobs in the cities of Sabará, Caete, Raposos and Nova Lima. Buying from local suppliers is another way to promote development. 18 Capital and operating costs 18.1 Capital and operation costs In order to define cut-off grades, capital costs were estimated at $10.5M using a five year (5Y) average of the budget 2022-2026 and operating costs were estimated in $42.9M based on the 2022 opex budget estimate. A gold price at $1200 /oz and a USD/BRL exchange rate of 5.15 were applied, based on AngloGold Ashanti's internal Guidelines for Reporting. Royalties represents 1.5% gold gross revenue (government) plus private royalties due. AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 60 Capital costs have been estimated using a 5Y average of the BUP budget estimate, from 2022 to 2026. The 5Y period matches the latest Lamego BUP lifespan and was considered the most adequate estimate for capital costs. Operating costs were based on the BUP opex estimate for 2022. This approach is adequate considering that 2022 budget estimate already accounts for the significant impact of tailings filtering on overall processing costs. 18.2 Risk assessment There are no material risks. As a low-grade operation, the accurate prediction of grade and the management of its variability is critical to ensure a successful operation. To minimise this risk, mine drilling campaigns, including channel sampling, are considered as mandatory before mining and incorporated at mine production scheduling. Management plans are in place to address the risks associated with the low level of Mineral Reserve, the reliance on Inferred Mineral Resource in the production plan, and rock engineering constraints at depth. 19 Economic analysis 19.1 Key assumptions, parameters and methods The gold price ($1,200 /oz) and exchange rate (USD/BRL 5.15) are defined by the registrant and set annually. Government royalties (CFEM) account for 1.5% taxation at gold gross revenue. Private royalties for Lamego mine were considered as operational cost estimates, and used values from the applicable legislation. Taxes were taken into account for financial analysis when applicable (34% of gross revenue). By product revenue (sulphur) was considered as $10.49 /ton ROM based at cost basis. Lamego UG mine - material assumptions. 19.2 Results of economic analysis The Lamego Mineral Reserve scheduled supports a 3-year feasible LOM (NPV 10% = 6.3M / Cash flow margin = 9%). The Mineral Reserve economic evaluation has been developed on an Excel based model, using post tax stand-alone discounted real term cash flows which generates a net present value (NPV) and internal rate of return (IRR) over the expected life of the project. The economic analysis received input for operating costs, capital expenditure, physical activity, tax and macro-economic assumptions from the technical functional areas involved in the operation and from AngloGold Ashanti Corporate office. Inferred Mineral Resource has not been considered during design and evaluation process for Lamego mine Mineral Reserve, as described in Section 22.4. Therefore, the Mineral Reserve cash flow analysis does not include the Inferred Mineral Resource in demonstrating the economic viability of the Mineral Reserve.

AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021

Lamego Mineral Reserve schedule and cashflow.

Item	Unit	Total LOM	2022	2023	2024
Production					
Ore Mined	Kton	1,356.2	477.1	473.3	405.8
Waste Mined	Kton	529.1	312.3	191.1	25.8
ORD Development	m	5,431.8	3,274.4	1,936.2	221.2
Gold	Oz ('000)	114.0	43.4	39.6	31.1
Silver	Oz ('000)	-	-	-	-
Copper	lb ('000)	-	-	-	-
Revenue					
By product (+/-)	USD M	14.2	5.0	5.0	4.3
Gross Revenue	**USD M**	**136.8**	52.0	47.5	37.3
Royalties	USD M	2.1	0.8	0.7	0.6
Operating Costs					
Mining Cost	USD M	59.3	20.9	20.7	17.7
Processing Cost	USD M	42.9	15.1	15.0	12.8
G&A LM	USD M	-			
General & Admin	USD M	-			
Other Operating Costs	USD M	-			
Total Operating Cost	USD M	102.2	31.7	31.4	26.9
Sustaining Capital	USD M	3.8	0.5	1.7	1.5
Sustaining Capital (IFRS16)	USD M		4.6	4.6	3.9
Sustaining Capital (Primary Development)	USD M		11.0	6.5	0.7
Sustaining Capital (Exploration)	USD M		-	-	-
Sustaining Capital (TSF)	USD M		-	-	-
Non-GAAP Metrics & Cash Flow					
Total AISC	USD M	**105.9**	47.8	44.2	33.0
Total AISC	USD/oz[1]	929.3	1,103.3	1,116.1	1,062.9
Other Capital (non Sust.)	USD M	-	-	-	-
Total AIC	USD M	125.0	47.8	44.2	33.0
Total AIC	USD/oz[1]	1,096.7	1,103.3	1,116.1	1,062.9
Closure Costs	USD M	0.5	0.1	0.2	0.2
Tax	USD M	4.0	1.4	1.1	1.4
Free Cash Flow	**USD M**	**7.3**	**2.7**	**2.0**	**2.6**

Key metrics		
NPV_0	USD M	7.3
NPV_5	USD M	6.8
NPV_{10}	USD M	6.3
NPV_{15}	USD M	5.9
Cash Flow Margin	%	9%
IRR (for Projects only)	%	-

The NPV, IRR and payback period of capital were calculated by the simulation of the official 2022 BBUP capital, using variable options for example: by-product, mining Cost, processing Cost, G and A, and sustaining capital using unitary rates based on 2022.The analysis of Mineral Reserve shows a positive cashflow margin (9%) over the 3 years of life-of-mine and a NPV of 6.3%, considering a WACC of 10%. The average AIC is $1097 /oz and using the gold price of $1200 /oz, results in a free Cash Flow of 7.3%.

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19.3 Sensitivity analysis

Sensitivity analysis for key value drivers considering a 20% variance demonstrate a high sensitivity for gold price and Mineral Reserve grade.

Sensitivity Analysis for key value drivers (numbers as after-tax NPV0 , in $M).

Parameter [1]	Unit	-20%	Base Case	+20%
Gold Price	$/oz	-15.7	7.3	25.1
Grade Processed	g/t	-15.7	7.3	25.1
Operating Costs	$M	19.1	7.3	-6.7
Capital Costs	$M	11.9	7.3	2.6

[1] Sensitivities estimated based on given current mine plan for the Base Case.


Sensitivities on Key value drivers (+/- 20%)
NPV0 after-tax (USD M)
30.0
20.0
10.0
0.0
-10.0
-20.0
-30.0
7.3
-20%
Base Case (0%)
+20%
Gold Price
Grade Processed
Operating Costs
Capital Costs

Gold price and Grade processed are overlayed at graph, meaning same sensitivity into NPV, as both were estimated by under/overestimating the amount of gold produced.

20 Adjacent properties

The immediate extensions towards the down-plunge of Cuiabá and Lamego Orebodies are held by the AGACSM-owned tenements 831.027/1980 and 830.937/1979 for the former, and tenement 830.991/2020 for the latter. The regional targets for both mines are represented by the AGACSM-owned Tenements 831.012/1983; 831.162/2007; 830.833/2020; 830.598/1982; 834.394/2007; 830.991/2020; 831.257/2010; 833.582/2013. Their geological context can be correlated to the mines or just represent distinct mineralisation trends or targets. The exploration department directs the interest and strategy to get, or participate in auction processes, to acquire the adjacent mineral properties (ownerless or owned by competitors) to fill the gaps in the brownfield's tenement area.

No additional adjacent properties are relevant and important for this report.

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21 Other relevant data and information

21.1 Inclusive Mineral Resource

The inclusive Mineral Resource is reported as of 31 December 2021. To appropriately demonstrate reasonable prospects of economic extraction the underground Mineral Resource was constrained by MSO shapes and the open pit Mineral Resource was constrained in an economically optimised pit shell. The Mineral Resource has been depleted to 31 December 2021, using underground scanned voids of mined areas until 30 September 2021, and planned areas for October, November, and December 2021. The 2021 inclusive Mineral Resource showed an increase of 2.3% when compared to 2020, mainly due to exploration additions.

Inclusive gold Mineral Resource by area

Lamego		Tonnes	Grade	Contained gold	
as at 31 December 2021	Category	million	g/t	tonnes	Moz
Main Deposits - Arco da Velha	Measured	0.41	2.38	0.97	0.03
	Indicated	0.25	2.24	0.55	0.02
	Measured & Indicated	0.65	2.33	1.52	0.05
	Inferred	0.45	2.01	0.91	0.03
Main Deposits - Cabeça de Pedra	Measured	0.30	3.19	0.96	0.03
	Indicated	0.66	2.76	1.83	0.06
	Measured & Indicated	0.96	2.90	2.79	0.09
	Inferred	1.11	2.79	3.10	0.10
Main Deposits - Carruagem	Measured	2.00	3.38	6.76	0.22
	Indicated	1.36	3.17	4.33	0.14
	Measured & Indicated	3.37	3.29	11.09	0.36
	Inferred	1.67	3.72	6.21	0.20
Secondary Areas - Queimada	Measured	0.04	2.20	0.09	0.00
	Indicated	0.70	3.48	2.42	0.08
	Measured & Indicated	0.74	3.41	2.52	0.08
	Inferred	0.52	3.77	1.94	0.06
Secondary Areas - Arco NE	Measured	-	-	-	-
	Indicated	-	-	-	-
	Measured & Indicated	-	-	-	-
	Inferred	0.85	2.72	2.32	0.07
Open pit - Arco da Velha	Measured	-	-	-	-
	Indicated	0.61	1.03	0.63	0.02
	Measured & Indicated	0.61	1.03	0.63	0.02
	Inferred	0.32	0.98	0.31	0.01
Total	Measured	2.75	3.19	8.79	0.28
	Indicated	3.58	2.73	9.77	0.31
	Measured & Indicated	6.34	2.93	18.56	0.60
	Inferred	4.92	3.01	14.80	0.48

21.2 Inclusive Mineral Resource by-products

The sulphur inclusive Mineral Resource by-product is estimated independently of gold and is reported as of 31 December 2021. The 2021 sulphur inclusive Mineral Resource by-product presented a slight reduction of -2.7% when compared to 2020, due to an increase of lower sulphur content areas at Queimada and Carruagem orebodies.

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AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021

Inclusive sulphur Mineral Resource.

Lamego		Tonnes	Grade	Contained sulphur	
as at 31 December 2021	Category	million	% S	tonnes million	pounds million
	Measured	2.75	3.3	0.09	202.51
	Indicated	3.58	3.3	0.12	260.72
	Measured & Indicated	6.34	3.3	0.21	517.60
	Inferred	4.92	4.6	0.23	501.45

21.3 Mineral Reserve by-products

Sulphuric acid is sold as a by-product, in addition to being used in the metallurgical process. The amount of sulphur comprised at Lamego Mineral Reserve is detailed in the table below.

Lamego		Tonnes	Grade	Contained sulphur	
as at 31 December 2021	Category	million	% S	tonnes million	pounds million
	Proven	0.46	2.5	0.01	25.26
	Probable	0.90	2.8	0.02	54.39
	Total	1.36	2.7	0.04	79.65

21.4 Inferred Mineral Resource in annual Mineral Reserve design

AngloGold Ashanti's planning process allows the use of Inferred Mineral Resource in Mineral Reserve determination and reporting as well as in our business planning. These two are closely aligned with the Mineral Reserve being a subset of the business planning process. It is important to note that in all AngloGold Ashanti's processes, despite the use of Inferred Mineral Resource, we never convert the Inferred Mineral Resource to a Mineral Reserve.

AngloGold Ashanti completes an Inferred Mineral Resource risk test on all plans. This involves setting the Inferred Mineral Resource grade to zero within the Mineral Reserve design (thereby considering a worst-case scenario whereby the Inferred Mineral Resource totally fails to deliver, and it is completely made up of waste). The Mineral Reserve design is evaluated with the Inferred Mineral Resource at zero grade, and if the design using Measured and Indicated Mineral Resource remains financially positive, it has been proven that the Mineral Reserve is robust enough to make a positive financial return and therefore satisfies the requirements of a Mineral Reserve.

For Lamego mine, Inferred Mineral Resource is considered in business planning (BUP) but is not taken into account in estimation of Mineral Reserve reported numbers (design and evaluation of Mineral Reserve considered Inferred as Au= 0g/t).

21.5 Additional relevant information

Lamego evaluates the conversion of Inferred Mineral Resource to Indicated Mineral Resource on an annual basis to justify its use in planning. The table below shows the conversion of Inferred Mineral Resource between years. Cumulatively Inferred Mineral Resource has converted at a rate of 54% based on ounces from 2019 to 2021 due to significant addition of the starting Inferred Mineral Resource in 2020. The long term conversion is likely to be much higher as the drill out of the total Inferred Mineral Resource is not yet complete.

Lamego has not presented a direct conversion of Inferred Mineral Resource to grade control in the recent model updates. Historical data comparing models from 2015 to 2021 showed strong positive conversion rates of 153% to 221%.

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AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 65 Conversion of Inferred Mineral Resource to Indicated Mineral Resource, 2019 to 2021 2019 2020 2021 Tonnes (t) Grade (g/t) Gold (g) Tonnes (t) Grade (g/t) Gold (g) Tonnes (t) Grade (g/t) Gold (g) Starting Inferred Mineral Resource 329,570 4.04 1,330,825 535,131 3.33 1,780,496 250,419 3.96 991,494 Resulting Indicated Mineral Resource (year +1) 17,899 3.43 61,328 436,804 3.69 1,613,294 Conversion between years (%) 5% 85% 5% 82% 111% 91% Cumulative conversion (%) 53% 97% 54% 21.6 Certificate of Qualified Person(s) Henrique Portella Vigário certificate of competency As the author of the report entitled AGACSM- Lamego Technical Report Summary, I hereby state: 1. My name is Henrique Portella Vigário. I am the Qualified Person for the Mineral Resource. 2. My job title is Manager Resource Evaluation Cuiabá-Lamego 3. I am a member of the AusIMM (Australasian Institute of Mining and Metallurgy) and my registration number is 329310. I have a BSc (Geology), and a Postgraduate Certificate (Geostatistics) 4. I have 15 years relevant experience. 5. I am a Qualified Person as defined in the SEC S-K 1300 Rule. 6. I am not aware of any material fact or material change with respect to the subject matter of the Report that is not reflected in the Report, the omission of which would make the Report misleading. 7. I declare that this Report appropriately reflects my view. 8. I am not independent of AngloGold Ashanti Ltd 9. I have read and understand the SEC S-K 1300 Rule for Modernisation of Property Disclosures for Mining Registrants. I am clearly satisfied that I can face my peers and demonstrate competence for the deposit. 10. I am an employee in respect of the issuer AngloGold Ashanti Ltd for the 2021 Final Mineral Resource. 11. At the effective date of the Report, to the best of my knowledge, information and belief, the Report contains all scientific and technical information that is required to be disclosed to make the Report not misleading. Rodolfo Reis certificate of competency As the author of the report entitled AGACSM- Lamego Technical Report Summary, I hereby state: 1. My name is Rodolfo Reis. I am the Qualified Person for the Mineral Reserve. 2. My job title is Mining Planning Manager 3. I am member of the AusIMM (Australasian Institute of Mining and Metallurgy) and my registration number is 323402. I have a MEng (Mining Engineering) degree. 4. I have 10 years of relevant experience. 5. I am a Qualified Person as defined in the SEC S-K 1300 Rule. 6. I am not aware of any material fact or material change with respect to the subject matter of the Report that is not reflected in the Report, the omission of which would make the Report misleading. 7. I declare that this Report appropriately reflects my view. 8. I am not independent of AngloGold Ashanti Ltd AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 66 9. I have read and understand the SEC S-K 1300 Rule for Modernisation of Property Disclosures for Mining Registrants. I am clearly satisfied that I can face my peers and demonstrate competence for the deposit. 10. I am an employee in respect of the issuer AngloGold Ashanti Ltd for the 2021 Final Mineral Reserve. 11. At the effective date of the Report, to the best of my knowledge, information and belief, the Report contains all scientific and technical information that is required to be disclosed to make the Report not misleading. 22 Interpretation and conclusions There are no material risks to the Lamego mine. As a low-grade operation, the accurate prediction of grade and the management of its variability is critical to ensure a successful operation. Possible risks include the low level of Mineral Reserve, the reliance on Inferred Mineral Resource in the production plan as well as rock engineering constraints at depth are managed by strategic studies which are currently underway. The information used in the compilation of this report was based on the technical specialist and QP inputs and operational information from the mine, as well as from internal reports and available external audits. The constraint of underground Mineral Resource reporting to use optimised mineable stope shapes has been deemed to reflect best practice and demonstrates the reasonable prospects for economic extraction. For the Mineral Reserve determination, design, evaluation, cost estimates, modifying factors and financial analysis are reasonably supported by historical data and/or technical criteria. The Lamego Mineral Resource and Mineral Reserve are considered to have been appropriately estimated and classified as at 31 December 2021, and follow AngloGold Ashanti's internal Guidelines for Reporting, and the requirements of the US Securities and Exchange Commission (SEC). 23 Recommendations There is no additional work recommended. Lamego operation has a well-established program to address the Mineral Resource conversion and addition as well the underground development to deliver confidence and flexibility to the production plan. AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 67 24 References 24.1 References • ABGE – ASSOCIAÇÃO BRASILIERA DE GEOLOGIA DE ENGENHARIA. 2013. Ensaio de permeabilidade em solos: orientações para sua execução no campo. - São Paulo. • ABNT - ASSOCIAÇÃO BRASILEIRA DE NORMAS TÉCNICAS. 1987. ABNT NBR 9897: Planejamento de amostragem de efluentes líquidos e corpos receptores. Rio de Janeiro, RJ. • ABNT - ASSOCIAÇÃO BRASILEIRA DE NORMAS TÉCNICAS. 1987. ABNT NBR 9898: Preservação e técnicas de amostragem de efluentes líquidos e corpos receptores. Rio de Janeiro, RJ. • ABNT - ASSOCIAÇÃO BRASILEIRA DE NORMAS TÉCNICAS. 1995. ABNT NBR 13403: Medição de vazão em efluentes líquidos e corpos receptores – Escoamento livre. Procedimento. Rio de Janeiro, RJ. • ABNT - ASSOCIAÇÃO BRASILEIRA DE NORMAS TÉCNICAS. 2006. ABNT NBR 12244: Poço tubular – construção de poço tubular para captação de água subterrânea. Rio de Janeiro, RJ. • ABNT - ASSOCIAÇÃO BRASILEIRA DE NORMAS TÉCNICAS. 2007. ABNT NBR 15495-1: Poços de monitoramento de águas subterrâneas em aquíferos granulares Parte 1: Projeto e construção. Rio de Janeiro, RJ. • ABNT - ASSOCIAÇÃO BRASILEIRA DE NORMAS TÉCNICAS. 2008. ABNT NBR 15495-2: Poços de monitoramento de águas subterrâneas em aquíferos granulares Parte 2: Desenvolvimento. Rio de Janeiro, RJ. • ABNT - ASSOCIAÇÃO BRASILEIRA DE NORMAS TÉCNICAS. 2010. ABNT NBR 15847: Amostragem de água subterrânea em poços de monitoramento – Métodos de purga. Rio de Janeiro, RJ. • ABNT - ASSOCIAÇÃO BRASILEIRA DE NORMAS TÉCNICAS. 2013. ABNT NBR 16210: Modelo conceitual no gerenciamento de áreas contaminadas — Procedimento. Rio de Janeiro, RJ. • ABNT - ASSOCIAÇÃO BRASILEIRA DE NORMAS TÉCNICAS. 2015. ABNT NBR ISO 9001: Sistemas de gestão da qualidade – Requisitos. Rio de Janeiro, RJ. • ABNT - ASSOCIAÇÃO BRASILEIRA DE NORMAS TÉCNICAS. 2015. ABNT NBR ISO 14001: Sistemas de gestão ambiental – Requisitos com orientações para uso. Rio de Janeiro, RJ. • ABNT - ASSOCIAÇÃO BRASILEIRA DE NORMAS TÉCNICAS. 2017. ABNT NBR 12212: Projeto de poço tubular para captação de água subterrânea – Procedimento. Rio de Janeiro, RJ. • ABNT - ASSOCIAÇÃO BRASILEIRA DE NORMAS TÉCNICAS. 2017. ABNT NBR ISO/IEC 17025: Requisitos gerais para competência de laboratórios de ensaio e calibração. • Anderson M. P. Woessner W. W., Hunt R. J. 2002. Applied Groundwater Modelling: Simulation of Flow and Advective Transport. Elsevier Second Edition720p. • ASTM 03-418096-38.1996. Standards on Analysis of Hydrologic Parameters and Ground Water Modelling. Publication Code Number (PCN): 03-418096-38. West Conshohocken, PA.Ph: 610/8329585. 146 pp. • ASTM D5717-95e1. 1998. Standard Guide for Design of Ground-Water Monitoring Systems in Karst and Fractured-Rock Aquifers (Withdrawn 2005), ASTM International, West Conshohocken, PA. • ASTM D5490-93. 1993. Standard Guide for Comparing Ground-Water Flow Model Simulations to Site-Specific Information”. American Society for Testing and Materials. West Conshohocken, PA 19428. • ASTM 03-418096-38.1996. Standards on Analysis of Hydrologic Parameters and Ground Water Modelling. Publication Code Number (PCN): 03-418096-38. West Conshohocken, PA.Ph: 610/8329585. 146 pp. AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 68 • Guidelines for the Calculation of Cut-off Grades 2014. AngloGold Ashanti - Mineral Resource and Mineral Reserve Steering Committee, 16p. • Guidelines for the reporting of Exploration Results, Mineral Resource and Ore Reserve for 2021. AngloGold Ashanti - Mineral Resource and Mineral Reserve Steering Committee, 86p. • Healy R. W. & Cook P. G. 2002. Using groundwater levels to estimate recharge. Hydrogeology Journal, 10:91–109 • Healy R. W. & Scanlon B. R. 2010. Estimating Groundwater Recharge. Cambridge University Press. ISBN-13 978-0-511-79768-2 • Kruseman, G.P. and N.A. de Ridder, 1994. Analysis and Evaluation of Pumping Test Data (2nd ed.), Publication 47, Intern. Inst. for Land Reclamation and Improvement, Wageningen, The Netherlands, 370p. • QAQC Guideline 2019. AngloGold Ashanti - Mineral Resource and Mineral Reserve Steering Committee, 85p • Scanlon B. R. & Healy R. W. 2002. Choosing appropriate techniques for quantifying groundwater recharge. Hydrogeology Journal, 10:18–39 • USEPA (United States Environmental Protection Agency). 2000. Guidance for Data Quality Assessment. Office of Environmental Information. Washington, D.C. • USEPA (United States Environmental Protection Agency). 2017. Standard Methods for the Examination of Water and Wastewater. American Public Health Association, American Water Works Association, Water Environment Federation. 1546p. • USEPA – United States Environmental Protection Agency. 2004. Guidance for monitoring at hazardous waste sites: framework for monitoring plan development and implementation. Office of solid waste and emergency disposal. OSWER-9200-9355.4-28. • USGS – United States Geological Survey. 2010. SWB – A modifies Thornthwaite – Mather Soil- Water-Balance code for estimating groundwater recharge. Westenbroek S.M. Kelson V.A, Dripps W.R. Hunt R.J. Bradbury K.R. In: U.S. Geological Survey Techniques and Methods 6-A31, 60p. • Thornthwaite, C.W.; Mather, Jr. 1955. The Water Balance. Laboratory of Climatology, Centerton, NJ, USA. 24.2 Mining terms All injury frequency rate: The total number of injuries and fatalities that occurs per million hours worked. By-products: Any potentially economic or saleable products that emanate from the core process of producing gold or copper, including silver, molybdenum and sulphuric acid. Carbon-in-leach (CIL): Gold is leached from a slurry of ore where cyanide and carbon granules are added to the same agitated tanks. The gold loaded carbon granules are separated from the slurry and treated in an elution circuit to remove the gold. Carbon-in-pulp (CIP): Gold is leached conventionally from a slurry of ore with cyanide in agitated tanks. The leached slurry then passes into the CIP circuit where activated carbon granules are mixed with the slurry and gold is adsorbed on to the activated carbon. The gold-loaded carbon is separated from the slurry and treated in an elution circuit to remove the gold. Comminution: Comminution is the crushing and grinding of ore to make gold available for physical or chemical separation (see also “Milling”). Contained gold or Contained copper: The total gold or copper content (tonnes multiplied by grade) of the material being described. Cut-off grade: Cut-off grade is the grade (i.e., the concentration of metal or mineral in rock) that determines the destination of the material during mining. For purposes of establishing “prospects of economic extraction,” the cut-off grade is the grade that distinguishes material deemed to have no economic value (it will not be mined in underground mining or if mined in surface mining, its destination will be the waste dump) from material deemed to have economic value (its ultimate destination during mining will be a processing facility). Other terms used in similar fashion as cut-off grade include net smelter return, pay limit, and break-even stripping ratio. Depletion: The decrease in the quantity of ore in a deposit or property resulting from extraction or production.

AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 69 Development: The process of accessing an orebody through shafts and/or tunneling in underground mining operations. Development stage property: A development stage property is a property that has Mineral Reserve disclosed, but no material extraction. Diorite: An igneous rock formed by the solidification of molten material (magma). Doré: Impure alloy of gold and silver produced at a mine to be refined to a higher purity. Economically viable: Economically viable, when used in the context of Mineral Reserve determination, means that the Qualified Person has determined, using a discounted cash flow analysis, or has otherwise analytically determined, that extraction of the Mineral Reserve is economically viable under reasonable investment and market assumptions. Electrowinning: A process of recovering gold from solution by means of electrolytic chemical reaction into a form that can be smelted easily into gold bars. Elution: Recovery of the gold from the activated carbon into solution before zinc precipitation or electrowinning. Exploration results: Exploration results are data and information generated by mineral exploration programs (i.e., programs consisting of sampling, drilling, trenching, analytical testing, assaying, and other similar activities undertaken to locate, investigate, define or delineate a mineral prospect or mineral deposit) that are not part of a disclosure of Mineral Resource or Reserve. A registrant must not use exploration results alone to derive estimates of tonnage, grade, and production rates, or in an assessment of economic viability. Exploration stage property: An exploration stage property is a property that has no Mineral Reserve disclosed. Exploration target: An exploration target is a statement or estimate of the exploration potential of a mineral deposit in a defined geological setting where the statement or estimate, quoted as a range of tonnage and a range of grade (or quality), relates to mineralisation for which there has been insufficient exploration to estimate a Mineral Resource. Feasibility Study (FS): A Feasibility Study is a comprehensive technical and economic study of the selected development option for a mineral project, which includes detailed assessments of all applicable modifying factors, as defined by this section, together with any other relevant operational factors, and detailed financial analysis that are necessary to demonstrate, at the time of reporting, that extraction is economically viable. The results of the study may serve as the basis for a final decision by a proponent or financial institution to proceed with, or finance, the development of the project. A Feasibility Study is more comprehensive, and with a higher degree of accuracy, than a Prefeasibility Study. It must contain mining, infrastructure, and process designs completed with sufficient rigor to serve as the basis for an investment decision or to support project financing. Flotation: Concentration of gold and gold-hosting minerals into a small mass by various techniques (e.g. collectors, frothers, agitation, air-flow) that collectively enhance the buoyancy of the target minerals, relative to unwanted gangue, for recovery into an over-flowing froth phase. Gold Produced: Refined gold in a saleable form derived from the mining process. Grade: The quantity of ore contained within a unit weight of mineralised material generally expressed in grams per metric tonne (g/t) or ounce per short ton for gold bearing material or Percentage copper (%Cu) for copper bearing material. Greenschist: A schistose metamorphic rock whose green colour is due to the presence of chlorite, epidote or actinolite. Indicated Mineral Resource: An Indicated Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an Indicated Mineral Resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an Indicated Mineral Resource has a lower level of confidence than the level of confidence of a Measured Mineral Resource, an Indicated Mineral Resource may only be converted to a Probable Mineral Reserve. Inferred Mineral Resource: An Inferred Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an Inferred Mineral Resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an Inferred Mineral Resource has the lowest level of geological confidence of all Mineral Resource, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability. With caution AngloGold Ashanti uses Inferred Mineral Resource in its Mineral Reserve estimation process and the Inferred Mineral Resource is included in the pit shell or underground extraction shape determination. As such the Inferred Mineral Resource may influence the extraction shape. The quoted Mineral Reserve from these volumes includes only the converted Measured and Indicated Mineral Resource and no Inferred Mineral Resource is converted to Mineral Reserve. The cash flow analysis does not include the Inferred Mineral Resource in demonstrating the economic viability of the Mineral Reserve. AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 70 Initial assessment (also known as concept study, scoping study and conceptual study): An initial assessment is a preliminary technical and economic study of the economic potential of all or parts of mineralisation to support the disclosure of Mineral Resource. The initial assessment must be prepared by a qualified person and must include appropriate assessments of reasonably assumed technical and economic factors, together with any other relevant operational factors, that are necessary to demonstrate at the time of reporting that there are reasonable prospects for economic extraction. An initial assessment is required for disclosure of Mineral Resource but cannot be used as the basis for disclosure of Mineral Reserve. Leaching: Dissolution of gold from crushed or milled material, including reclaimed slime, prior to adsorption on to activated carbon or direct zinc precipitation. Life of mine (LOM): Number of years for which an operation is planning to mine and treat ore, and is taken from the current mine plan. Measured Mineral Resource: A Measured Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of geological certainty associated with a Measured Mineral Resource is sufficient to allow a qualified person to apply modifying factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a Measured Mineral Resource has a higher level of confidence than the level of confidence of either an Indicated Mineral Resource or an Inferred Mineral Resource, a Measured Mineral Resource may be converted to a Proven Mineral Reserve or to a Probable Mineral Reserve. Metallurgical plant: A processing plant constructed to treat ore and extract gold or copper in the case of Quebradona (and, in some cases, often valuable by-products). Metallurgical recovery factor (MetRF): A measure of the efficiency in extracting gold from the ore. Milling: A process of reducing broken ore to a size at which concentrating or leaching can be undertaken (see also “Comminution”). Mine call factor (MCF): The ratio, expressed as a percentage, of the total quantity of recovered and unrecovered mineral product after processing with the amount estimated in the ore based on sampling. The ratio of contained gold delivered to the metallurgical plant divided by the estimated contained gold of ore mined based on sampling. Mineral deposit: A mineral deposit is a concentration (or occurrence) of material of possible economic interest in or on the earth’s crust. Mining recovery factor (MRF): This factor reflects a mining efficiency factor relating the recovery of material during the mining process and is the variance between the tonnes called for in the mining design and what the plant receives. It is expressed in both a grade and tonnage number. Mineral Reserve: A Mineral Reserve is an estimate of tonnage and grade or quality of Indicated and Measured Mineral Resource that, in the opinion of the Qualified Person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a Measured or Indicated Mineral Resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted. Mineral Resource: A Mineral Resource is a concentration or occurrence of material of economic interest in or on the Earth's crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A Mineral Resource is a reasonable estimate of mineralisation, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralisation drilled or sampled. Modifying Factors: Modifying factors are the factors that a Qualified Person must apply to Indicated and Measured Mineral Resource and then evaluate in order to establish the economic viability of Mineral Reserve. A Qualified Person must apply and evaluate modifying factors to convert Measured and Indicated Mineral Resource to Proven and Probable Mineral Reserve. These factors include, but are not restricted to: Mining; processing; metallurgical; infrastructure; economic; marketing; legal; environmental compliance; plans, negotiations, or agreements with local individuals or groups; and governmental factors. The number, type and specific characteristics of the modifying factors applied will necessarily be a function of and depend upon the mineral, mine, property, or project. Ounce (oz) (troy): Used in imperial statistics. A kilogram is equal to 32.1507 ounces. A troy ounce is equal to 31.1035 grams. Pay limit: The grade of a unit of ore at which the revenue from the recovered mineral content of the ore is equal to the sum of total cash costs, closure costs, Mineral Reserve development and stay-in-business capital. This grade is expressed as an in-situ value in grams per tonne or ounces per short ton (before dilution and mineral losses). Precipitate: The solid product formed when a change in solution chemical conditions results in conversion of some pre-dissolved ions into solid state. Preliminary Feasibility Study (Prefeasibility Study or PFS): is a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a qualified person has determined (in the case of underground mining) a preferred mining method, or (in the case of surface mining) a pit configuration, and in all cases has determined an effective method of mineral processing and an effective plan to sell the product. Probable Mineral Reserve: A Probable Mineral Reserve is the economically mineable part of an Indicated and, in some cases, a Measured Mineral Resource. AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 71 Production stage property: A production stage property is a property with material extraction of Mineral Reserve. Productivity: An expression of labour productivity based on the ratio of ounces of gold produced per month to the total number of employees in mining operations. Project capital expenditure: Capital expenditure to either bring a new operation into production; to materially increase production capacity; or to materially extend the productive life of an asset. Proven Mineral Reserve: A Proven Mineral Reserve is the economically mineable part of a Measured Mineral Resource and can only result from conversion of a Measured Mineral Resource. Qualified Person: A Qualified Person is an individual who is (1) A mineral industry professional with at least five years of relevant experience in the type of mineralisation and type of deposit under consideration and in the specific type of activity that person is undertaking on behalf of the registrant; and (2) An eligible member or licensee in good standing of a recognised professional organisation at the time the technical report is prepared. Section 229.1300 of Regulation S-K 1300 details further recognised professional organisations and also relevant experience. Quartz: A hard mineral consisting of silica dioxide found widely in all rocks. Recovered grade: The recovered mineral content per unit of ore treated. Reef: A gold-bearing horizon, sometimes a conglomerate band, that may contain economic levels of gold. Reef can also be any significant or thick gold bearing quartz vein. Refining: The final purification process of a metal or mineral. Regulation S-K 1300: On 31 October 2018, the United States Securities and Exchange Commission adopted the amendment Subpart 1300 (17 CFR 229.1300) of Regulation S-K along with the amendments to related rules and guidance in order to modernise the property disclosure requirements for mining registrants under the Securities Act and the Securities Exchange Act. Registrants engaged in mining operations must comply with the final rule amendments (Regulation S-K 1300) for the first fiscal year beginning on or after 1 January 2021. Accordingly, the Company is providing disclosure in compliance with Regulation S-K 1300 for its fiscal year ending 31 December 2021 and will continue to do so going forward. Rehabilitation: The process of reclaiming land disturbed by mining to allow an appropriate post-mining use. Rehabilitation standards are defined by country-specific laws, including but not limited to the South African Department of Mineral Resources, the US Bureau of Land Management, the US Forest Service, and the relevant Australian mining authorities, and address among other issues, ground and surface water, topsoil, final slope gradient, waste handling and re-vegetation issues. Resource modification factor (RMF): This factor is applied when there is an historic reconciliation discrepancy in the Mineral Resource model. For example, between the Mineral Resource model tonnage and the grade control model tonnage. It is expressed in both a grade and tonnage number. Scats: Within the metallurgical plants, scats is a term used to describe ejected ore or other uncrushable / grinding media arising from the milling process. This, typically oversize material (ore), is ejected from the mill and stockpiled or re-crushed via a scats retreatment circuit. Retreatment of scats is aimed at fracturing the material such that it can be returned to the mills and processed as with the other ores to recover the gold locked up within this oversize material. Seismic event: A sudden inelastic deformation within a given volume of rock that radiates detectable seismic energy. Shaft: A vertical or subvertical excavation used for accessing an underground mine; for transporting personnel, equipment and supplies; for hoisting ore and waste; for ventilation and utilities; and/or as an auxiliary exit. Smelting: A pyro-metallurgical operation in which gold precipitate from electro-winning or zinc precipitation is further separated from impurities. Stoping: The process of excavating ore underground. Stripping ratio: The ratio of waste tonnes to ore tonnes mined calculated as total tonnes mined less ore tonnes mined divided by ore tonnes mined. Tailings: Finely ground rock of low residual value from which valuable minerals have been extracted. Tonnage: Quantity of material measured in tonnes. Tonne: Used in metric statistics. Equal to 1,000 kilograms. Waste: Material that contains insufficient mineralisation for consideration for future treatment and, as such, is discarded. Yield: The amount of valuable mineral or metal recovered from each unit mass of ore expressed as ounces per short ton or grams per metric tonne. Zinc precipitation: Zinc precipitation is the chemical reaction using zinc dust that converts gold in solution to a solid form for smelting into unrefined gold bars. AngloGold Ashanti Córrego do Sítio Mineração S.A Lamego - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 72 25 Reliance on information provided by the Registrant Reliance on the information provided by the registrant includes guidance from the annual update to AngloGold Ashanti’s internal Guidelines for Reporting. This guideline is set out to ensure the reporting of exploration results, Mineral Resource and Ore Reserve is consistently undertaken in a manner in accordance with AngloGold Ashanti’s business expectations and also in compliance with internationally accepted codes of practice adopted by AngloGold Ashanti. Included in this guideline is the price assumptions supplied by the Registrant which includes long-range commodity price and exchange rate forecasts. These are reviewed annually and are prepared in-house using a range of techniques including historic price averages. AngloGold Ashanti selects a conservative Mineral Reserve price relative to its peers. This is done to fit into the strategy to include a margin in the mine planning process. The resultant plan is then valued at a higher business planning price. Gold price The following local prices of gold were used as a basis for estimation in the December 2021 declaration, unless otherwise stated: Local prices of gold Gold price Australia Brazil Argentina Colombia $/oz AUD/oz BRL/oz ARS/oz COP/oz 2021 Mineral Reserve(3) 1,200 1,633 6,182 134,452 3,849,000 2020 Mineral Reserve(2) 1,200 1,604 5,510 119,631 4,096,877 2021 Mineral Resource(1) 1,500 2,072 7,940 173,065 5,336,250 (1) Reported for the first time under Regulation S-K 1300. (2) Reported under Industry Guide 7. (3) Reported under Regulation S-K 1300.